UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ___)

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☐	Soliciting Material under §240.14a-12

BLONDER TONGUE LABORATORIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BLONDER TONGUE LABORATORIES, INC.

One Jake Brown Road

Old Bridge, New Jersey 08857

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 11, 2020

To Our Stockholders:

The 2020 Annual Meeting of Stockholders of Blonder Tongue Laboratories, Inc. (the “Company,” “Blonder,” “we,” “us” or “our”) will be held at our executive offices located at One Jake Brown Road, Old Bridge, New Jersey, on June 11, 2020, beginning at 10:00 a.m., local time, for the following purposes:

1.	to elect as Directors constituting Class I of the Board of Directors the three nominees named in the attached Proxy Statement to serve until the 2023 Annual Meeting of Stockholders;

2.	to approve an amendment to our 2016 Director Equity Incentive Plan to increase the aggregate number of shares of common stock available for grants and awards by 500,000;

3.	to approve the issuance of shares of our common stock upon conversion of certain of the Company’s convertible indebtedness pursuant to the requirements of the NYSE American “Private Placement” rule;

4.	to approve the issuance of shares of our common stock upon conversion of certain of the Company’s convertible indebtedness pursuant to the requirements of the NYSE American “Change of Control” rule;

5.	to ratify the appointment of Marcum LLP, certified public accountants, as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

6.	to transact any other business as may properly come before the 2020 Annual Meeting or any adjournments or postponements thereof. In their discretion, the proxies named in the enclosed proxy card are authorized to vote upon any other business as may properly come before the 2020 Annual Meeting or any adjournments or postponements thereof.

Please read the attached Proxy Statement for further information regarding each proposal. A proxy, if properly executed and received in time for voting at the 2020 Annual Meeting, will be voted in the manner directed on the proxy. If no direction is made, the proxy will be voted FOR ALL NOMINEES for the election of directors and FOR Proposals 2, 3, 4 and 5.

Our Board of Directors has fixed the close of business on April 15, 2020 as the record date for determining stockholders entitled to notice of and to vote at the 2020 Annual Meeting or any adjournments or postponements thereof. Only stockholders of record at the close of business on April 15, 2020 are entitled to notice of and to vote at the 2020 Annual Meeting or any adjournments or postponements thereof.

Stockholders as of the record date of April 15, 2020 are cordially invited to attend the 2020 Annual Meeting. Attendance at the 2020 Annual Meeting will be limited to stockholders of record as of the record date or their authorized representatives and our invited guests. Regardless of whether you plan to attend the 2020 Annual Meeting in person, please complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account, and therefore you should complete and return each proxy if you wish to vote all of your shares that are eligible to be voted at the 2020 Annual Meeting.

By Order of the Board of Directors

Eric Skolnik
Secretary

May 11, 2020

Important Notice Regarding the Availability of Proxy Materials for
the 2020 Annual Meeting of Stockholders to be Held on June 11, 2020

The Proxy Statement and Annual Report to Stockholders are available at:

http://www.astproxyportal.com/ast/07796

PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

TABLE OF CONTENTS

GENERAL INFORMATION	1
Voting and Proxies	1
Revocation of a Proxy	2
Voting on Other Matters	2
Costs of Proxy Solicitation	2
Voting Securities	2
PROPOSAL 1 - ELECTION OF DIRECTORS	3
DIRECTORS AND EXECUTIVE OFFICERS	3
Nominees and Continuing Directors	3
Executive Officers	6
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	7
CORPORATE GOVERNANCE AND BOARD MATTERS	8
Board Leadership Structure and Risk Oversight	8
Director Independence	8
Meetings of the Board of Directors; Committees	9
Audit Committee Report	12
Board Policies Regarding Communications With the Board of Directors and Attendance At Annual Meetings	12
2019 DIRECTOR COMPENSATION	13
EXECUTIVE COMPENSATION	15
Summary of Compensation Objectives and 2019 Compensation	15
Summary Executive Compensation	17
Summary Compensation Table	17
Outstanding Equity Awards At December 31, 2019	20
PROPOSAL 2 – APPROVAL OF AN AMENDMENT TO OUR 2016 DIRECTOR EQUITY INCENTIVE PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR GRANTS AND AWARDS BY 500,000	21
Background of the Proposal	21
Summary Description of the 2016 Director Plan	21
Federal Tax Consequences of 2016 Director Plan	23
Awards Under the 2016 Director Plan	23
Equity Compensation Plans	24
Recommendation of the Board of Directors	24
PROPOSAL 3 – APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON CONVERSION OF CERTAIN CONVERTIBLE INDEBTEDNESS PURSUANT TO THE REQUIREMENTS OF THE NYSE AMERICAN “PRIVATE PLACEMENT” RULE	25
Background of the Proposal; Reasons for Seeking Stockholder Approval	25
Certain Consequences if the Proposal is Approved	27
Certain Consequences if the Proposal is Not Approved	27
Recommendation of the Board of Directors	27
PROPOSAL 4 – APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON CONVERSION OF CERTAIN CONVERTIBLE INDEBTEDNESS PURSUANT TO THE REQUIREMENTS OF THE NYSE AMERICAN “CHANGE OF CONTROL” RULE	28
Background of the Proposal; Reasons for Seeking Stockholder Approval	28
Certain Consequences if the Proposal is Approved	29
Certain Consequences if the Proposal is Not Approved	29
Recommendation of the Board of Directors	29
PROPOSAL 5 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	30
Audit and Other Fees Paid to Independent Registered Public Accounting Firm	30
Recommendation of the Board of Directors	30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	31
DELINQUENT SECTION 16(a) REPORTS	32
STOCKHOLDER PROPOSALS	32
ANNUAL REPORT ON FORM 10-K	33

i

BLONDER TONGUE LABORATORIES, INC.

One Jake Brown Road

Old Bridge, New Jersey 08857

PROXY STATEMENT FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

JUNE 11, 2020

GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Blonder Tongue Laboratories, Inc., a Delaware corporation (the “Company,” “Blonder,” “us” or “we”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for our 2020 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or adjournments thereof.

Holders of our common stock, $0.001 par value per share (“Common Stock”) as of the record date of April 15, 2020 are invited to attend the Annual Meeting on June 11, 2020, at 10:00 a.m., local time. The Annual Meeting will be held at our executive offices located at One Jake Brown Road, Old Bridge, New Jersey. For those stockholders interested in attending the Annual Meeting in person, you may obtain directions to our executive offices from our website at www.blondertongue.com/about/directions.aspx.

The mailing address of our principal executive office is One Jake Brown Road, Old Bridge, New Jersey 08857. Our telephone number is (732) 679-4000. This Proxy Statement and the enclosed form of proxy will be mailed to stockholders on or about May 11, 2020.

Voting and Proxies

You may vote on the matters to be voted on by stockholders at the Annual Meeting by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. When a proxy is properly executed and delivered, the shares of Common Stock represented by the proxy will be voted at the Annual Meeting in accordance with your instructions.

You may also attend the Annual Meeting in person and cast your vote there. If your shares of Common Stock are held in the name of your broker, bank or other nominee and you wish to attend the Annual Meeting and vote in person, you must bring a legal proxy from the record holder of your shares indicating that you were the beneficial owner of the shares on April 15, 2020, the record date for determining the shares of Common Stock entitled to vote at the Annual Meeting, and that you have the right to vote your shares.

With regard to the election of Class I Directors to serve until the 2023 Annual Meeting of Stockholders (Proposal 1), stockholders may (i) vote “FOR” all of the nominees, (ii) “WITHHOLD” their votes as to all nominees or (iii) “WITHHOLD” their votes as to specific nominees. With regard to Proposals 2, 3, 4 and 5, stockholders may vote (i) “FOR” the proposal, (iii) “AGAINST” the proposal or (iii) “ABSTAIN” from voting.

You should specify your choices on the enclosed proxy card. A proxy, if properly executed and received in time for voting at the 2020 Annual Meeting, will be voted in the manner directed on the proxy card. If no direction is made on the proxy card, the proxy will be voted FOR ALL NOMINEES for the election of directors and FOR Proposals 2, 3, 4 and 5.

Directors will be elected by a plurality of the votes cast by the holders of the shares of our Common Stock, voting in person or by proxy at the Annual Meeting. Votes withheld from one or more nominees for Director will have the same effect as abstentions and will have no effect on the vote for election of Directors. Approval of Proposals 2, 3, 4 and 5 or any other matters to come before the Annual Meeting will require the affirmative vote of the holders of a majority of the shares of our Common Stock having voting power that are present in person or by proxy at the Annual Meeting. Abstentions are deemed to be present at the meeting for purposes of determining whether a quorum necessary for the conduct of business is present and for determining the shares entitled to vote, and have the effect of a vote against any matter presented for stockholder action, other than the election of Directors. “Broker non-votes” occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner of the shares has not provided voting instructions and the broker does not have discretionary authority to vote on the matter. Under applicable rules governing proxy voting by brokers and others, brokers and banks have discretionary authority to vote shares in the absence of instructions from a beneficial owner on matters that are considered to be “routine,” such as the ratification of the appointment of the auditors. They do not have discretionary authority to vote shares in absence of instructions from beneficial owners on “non-routine” matters. The election of directors, the vote to approve the amendment to our 2016 Director Equity Incentive Plan, the vote to approve the issuance of shares of our common stock upon conversion of certain convertible indebtedness pursuant to the requirements of the NYSE American “Private Placement” rule and the vote to approve the issuance of shares of our common stock upon conversion of certain convertible indebtedness pursuant to the requirements of the NYSE American “Change of Control” rule are considered “non-routine” matters. Broker non-votes are deemed present for determining whether a quorum necessary for the conduct of business is present but are not considered to be shares “entitled to vote,” and will not be included in vote totals and will have no effect on the outcome of any matters to be voted upon at the Annual Meeting.

Revocation of a Proxy

All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised by (i) filing written notice of revocation with our Secretary prior to the Annual Meeting, (ii) signing and delivering a later-dated proxy to our Secretary prior to the Annual Meeting or (iii) voting in person at the Annual Meeting. Written notices of revocation or later-dated proxies should be directed to the Secretary at the mailing address of our principal executive offices. Your attendance at the Annual Meeting alone will not constitute revocation of a proxy previously given by you. You must vote by ballot at the Annual Meeting in order to revoke a previously-given proxy. If your shares are held in the name of a broker, bank or other nominee, you need to contact the record holder of your shares regarding how to revoke your proxy.

Voting on Other Matters

We currently know of no other business to be transacted at the Annual Meeting, other than the election of Class I Directors and the other proposals described in the attached Notice of Annual Meeting of Stockholders. If any other matters do arise and are properly presented at the Annual Meeting, the persons named in the proxy will have the discretion to vote on those matters for you in accordance with their best judgment.

Costs of Proxy Solicitation

We will pay the expenses associated with this solicitation of proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy and Proxy Statement. We will solicit proxies by use of the mails, through brokers and banking institutions, and by our officers and regular employees. We may also solicit proxies by personal interview, mail, telephone or facsimile transmission. No additional compensation will be paid to those individuals for any such activities.

Voting Securities

Only stockholders of record of our Common Stock at the close of business on April 15, 2020 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Each stockholder of record on the Record Date is entitled to one vote for each share of our Common Stock so held. There is no cumulative voting. On the Record Date, there were 9,765,870 shares of Common Stock issued, outstanding and entitled to vote.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Certificate of Incorporation, as currently in effect, provides that our Board shall consist of between five and eleven members, as determined from time to time by the Board, divided into three classes as nearly equal in number as possible. The size of the Board is currently set at nine Directors. Each of Class I, Class II and Class III is currently comprised of three Directors. The term of the current Class I Directors expires at the 2020 Annual Meeting, the term of the current Class II Directors expires at the 2021 Annual Meeting and the term of the current Class III Directors expires at the 2022 Annual Meeting. The successors to each class of Directors whose terms expire at an Annual Meeting will be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election.

The Directors whose terms will expire at the 2020 Annual Meeting are Anthony J. Bruno, Stephen K. Necessary and Steven L. Shea, each of whom has been recommended for nomination by our Nominating & Corporate Governance Committee and nominated by our Board to stand for re-election as a Director at the Annual Meeting, to hold office until the 2023 Annual Meeting of Stockholders or until his resignation or removal, and until his successor has been duly elected and qualified. Each nominee has consented to serve as a Director, if elected.

Recommendation of the Board of Directors

Our Board of Directors recommends a vote FOR the election of Anthony J. Bruno, Stephen K. Necessary and Steven L. Shea as Class I Directors to hold office until the 2023 Annual Meeting of Stockholders.

Proxies received by the Board of Directors will be voted FOR the election of Anthony J. Bruno, Stephen K. Necessary and Steven L. Shea as Class I Directors, unless stockholders specify in their proxies a contrary choice.

DIRECTORS AND EXECUTIVE OFFICERS

Nominees and Continuing Directors

The following table sets forth the names and certain information about each of the nominees for election as Director and our continuing Directors:

Name	Age	Director Since

Nominees for a three-year term expiring in 2023 (Class I Directors):

Anthony J. Bruno(1)	79	2008
Stephen K Necessary(2)	63	2018
Steven L. Shea(3)	61	2009

Directors not standing for election this year whose terms expire in 2021 (Class II Directors):

Robert J. Pallé	74	1993
Gary P. Scharmett(4)	64	1997
John Burke(5)	57	2020

Directors not standing for election this year whose terms expire in 2022 (Class III Directors):

Charles E. Dietz(6)	72	2011
James F. Williams(7)	62	1993
James H. Williams	88	2015

(1)	A member of the Audit and Compensation Committees.
(2)	A member of the Nominating & Corporate Governance and Compensation Committees.
(3)	A member of the Audit, Compensation and Nominating & Corporate Governance Committees.
(4)	A member of the Nominating & Corporate Governance Committee.
(5)	Mr. Burke was appointed to the Board on January 23, 2020.
(6)	A member of the Audit and Compensation Committees.
(7)	A member of the Audit Committee.

Set forth below is a brief summary of the recent business experience and background of each of the nominees for election as a Director, the continuing Directors and our executive officers. The Board believes that each nominee, and each continuing Director, possesses the qualities and experience that Directors should possess as such criteria for Board membership is described below in the section entitled “Meetings of the Board of Directors; Committees–Nominating & Corporate Governance Committee.” Also included below is information about each Director’s specific experience, qualifications, attributes or skills that led the Board to conclude that he should serve as a Director. As reflected, the Nominating & Corporate Governance Committee seeks out, and the Board is comprised of, individuals with diverse professional backgrounds, experiences and skills.

Anthony J. Bruno has been one of our Directors since February 1, 2008. Since 2007, Mr. Bruno has been a financial consultant providing corporate acquisition advisory services to various companies located in the United States. Prior to 2007, Mr. Bruno was the Vice-President of Finance for 18 years for Besam Entrance Solutions, the United States subsidiary of ASSA ABLOY Entrance Systems, a Swedish Company, managing all aspects of its financial activities in North America. Mr. Bruno also previously served as our Vice President of Finance from 1981 to 1989.

The Board concluded that Mr. Bruno should serve as a Director due to his significant executive management experience with a large, multi-national corporation and his expertise in finance and auditing matters, including financial reporting and corporate acquisitions.

John Burke has been one of our Directors since January 23, 2020. Mr. Burke has served since 2017 as a Managing Partner of Vetust Advisors, which provides strategic and management consulting services to a variety of businesses. He previously served as Executive Vice President and Chief Operating Officer of Rovi Corporation (since re-named TiVo) from 2014 to 2016, where he led the transformation of the company’s content discovery, user interface, and data analytics businesses, including the acquisition of TiVo. Prior to joining Rovi, Mr. Burke led a number of different businesses for ARRIS Group, Motorola, Motorola Mobility and General Instrument.

The Board concluded that Mr. Burke should serve as a Director due to his long record of strategic and operational leadership and intimate, in-depth knowledge of the cable, video and communications markets, which allows him to provide the Board with valuable guidance on product, market and strategic matters.

Charles E. Dietz has been one of our Directors since September 2011. Since 2008, Mr. Dietz has been an independent cable industry consultant to various clients within the cable industry. Prior to 2008, Mr. Dietz was Senior Vice President of Engineering for 12 years at Insight Communications, a multiple systems operator, and from 2001 to 2008 served as Insight Communications’ Chief Technical Officer. Mr. Dietz was responsible for all technical aspects of Insight Communications’ operations, including technology development and implementation, system construction and maintenance, purchasing, and technical regulatory compliance. Mr. Dietz has been a member of the Society of Cable Telecommunications Engineers since 1978, and a member of Cable TV Pioneers since 2010.

The Board concluded that Mr. Dietz should serve as a Director due to his extensive industry knowledge and executive and technical experience in the cable television and communications industry, including the analysis, evaluation, purchase, use and deployment of products, equipment and technology substantially similar to ours. Accordingly, Mr. Dietz brings valuable insight to our customer and vendor relationships and strong relationships with the cable industry to the Board.

Stephen K. Necessary has been one of our Directors since January 2018. From 2015 until December 2017, Mr. Necessary served as Executive Vice President, Product Development and Management at Cox Communications, Inc., where he directed new development and lifecycle management for all products across residential and business portfolios that generated over $11 billion in revenue in 2017. Mr. Necessary retired from that position at the end of 2017, continued in 2018 on a part-time consulting basis, and completely retired as of the end of 2018. From 2005 to 2015, Mr. Necessary served as Vice President, Video Product Development and Management at Cox Communications.

The Board concluded that Mr. Necessary should serve as a Director due to his extensive industry knowledge and executive and technical experience in the cable television and communications industry, including his management experience in directing product development and lifecycle management. Through his career-long experience in the industry served by the company, Mr. Necessary brings valuable insight to the Board regarding customer needs, product development and relationships with our key customer base.

Robert J. Pallé has been one of our Directors since September, 1993. He currently serves as our Managing Director-Strategic Accounts. He served as our President from May, 2003 until May, 2019 and as our Chief Executive Officer from May, 2015 until December 31, 2019. Prior to that, Mr. Pallé served as our Chief Operating Officer and Secretary since April, 1989, our Executive Vice President from April, 1989 until May, 2003 and as our Interim Treasurer from March through April, 2001.

The Board concluded that Mr. Pallé should serve as a Director due to his extensive business and management experience with us in various senior management positions and his in-depth knowledge of our products, lines of business, long-term strategies, challenges and opportunities. Mr. Pallé brings a broad perspective to the Board’s deliberations due to his many years of service to the Company, including as our Chief Executive Officer and President.

Gary P. Scharmett has been one of our Directors since December, 1997. Since January, 1989, Mr. Scharmett has been a partner in the law firm of Stradley Ronon Stevens & Young, LLP, our outside counsel, and served on the Board of Directors of that firm from January, 2001 until December, 2003. He presently serves as the Co-Chair of that firm’s Finance & Restructuring Practice Group. Mr. Scharmett is a past President, and currently a member of the Board of Directors of The Association of Commercial Finance Attorneys, Inc., and until December 31, 2019, had served for more than the prior five years as a member of the Board of Directors of the Philadelphia Chapter of the Turnaround Management Association.

The Board concluded that Mr. Scharmett should serve as a Director due to the important experience, judgment and perspective he brings to the Board based upon his forty years of experience as a corporate attorney, representing a diverse range of companies on complex matters, including financing, regulatory and corporate governance matters. In addition, having served as our principal legal advisor since 1989, Mr. Scharmett has a unique understanding of our business and the industry in which we operate and compete.

Steven L. Shea has been one of our Directors since September, 2009 and was appointed to serve as the Chairman of the Board in May 2015. Mr. Shea has more than twenty-five years of investment banking experience. From January 2016 until January 2018, Mr. Shea served on the Board of Directors of TradeRiver Finance USA. From November 2013 until February 2017, Mr. Shea served as Special Advisor to Tufton Capital Management, LLC, an SEC registered investment advisor (formerly known as Hardesty Capital Management, LLC). From November 2013 through May 2015, Mr. Shea also served as Chairman of the Executive Committee of Hardesty Capital Management, LLC. From January, 2011 until November, 2013, he served as President of Hardesty Capital Management, LLC and Hardesty Capital Corporation, which provide investment advisory services to corporations, institutions and individuals. Prior thereto, Mr. Shea was an Executive Vice President of Ferris, Baker Watts, Inc. (“Ferris Baker”), from 1999 until the sale of such firm in 2008. Mr. Shea also served as the Executive Director of the Capital Markets Division of Ferris Baker and was a member of their Board of Directors and Executive and Strategic Alternative Committees of its Board of Directors. Prior to his position at Ferris Baker, Mr. Shea was a Vice President with Mercantile Safe Deposit and Trust Company from 1989 to 1993, and was a Vice President at Maryland National Bank from 1981 to 1989.

The Board concluded that Mr. Shea should serve as a Director due to his extensive financial, merchant banking, capital markets and executive management experience gained as an investment banker, including his knowledge of growth strategies, acquisition analysis and shareholder relations. He also has an in-depth familiarity with the technology and manufacturing sectors, along with experience as a director of other corporations.

James F. Williams has been one of our Directors since September, 1993. Since June 1999, he has served as the Chief Financial Officer and a Director of OSC Holding, Inc. and its subsidiaries, which provide demolition, environmental and civil contracting services primarily in the United States and Canada. From July, 2007 through February 2013, Mr. Williams served as a Director, Managing Member and Vice President of Buffalo City Center Leasing, LLC, which, was a lessor of electronic equipment. Mr. Williams presently serves on the Board of Directors of Affinity Insurance Ltd. and on the Board of Governors of the Park Country Club of Buffalo. Mr. Williams is the nephew of James H. Williams, one of our Directors.

The Board concluded that Mr. Williams should serve as a Director due to his strong experience in strategic planning, leadership, finance and executive management with various organizations. As a Director for over twenty-five years, Mr. Williams also provides perspective, institutional knowledge and a deep understanding of our business.

James H. Williams has been one of our directors since February 2015. He was also a Director of the Company from November, 1988 to May 2006, and served as our Chairman of the Board from November, 1988 until November, 1994. From 1995 to 2014, Mr. Williams served as a consultant to us under a written agreement, which agreement was terminated as of December 31, 2014. Mr. Williams is the uncle of James F. Williams, one of our Directors.

The Board concluded that Mr. Williams should serve as a Director due to his in-depth knowledge and understanding of our business, operations and strategies, as well as bringing an important historical perspective of our Company to the Board’s deliberations. Through Mr. Williams’ years of experience as an entrepreneur and investor in many diverse businesses, he contributes a common sense approach to our Board discussions and deliberations on strategic and business matters.

Executive Officers

Edward R. “Ted” Grauch, 54, currently serves as our Chief Executive Officer and President. Mr. Grauch was appointed as our President in May, 2019 and assumed the additional role as Chief Executive Officer on January 1, 2020. Prior to his appointment as President, Mr. Grauch served as our Executive Vice President and Chief Operating Officer since October 30, 2018. Immediately prior to joining the Company, he served as President of Kaon USA, Inc., the US subsidiary of South Korea-based Kaonmedia Co., Ltd., the world’s fifth largest Set-Top and Broadband device manufacturer, where his responsibilities included all management, finance, technology marketing and differentiation, competing within the North American market as a major electronics supplier. Mr. Grauch also served as Vice President, Video CPE, Office of the CTO, with Comcast Cable, including Vice President, head of global marketing at ST Micro’s Advanced SoC video microprocessor division and Senior Vice President at Nagravision SA.

Eric S. Skolnik, 55, has been a Senior Vice President since May, 2003 and our Chief Financial Officer, Treasurer and Assistant Secretary since May, 2001. Mr. Skolnik served as our Interim Chief Financial Officer from January, 2001 through April, 2001. He was our Corporate Controller from May, 2000 through January, 2001. From 1994 until May, 2000, Mr. Skolnik worked as a certified public accountant with BDO Seidman, LLP.

Ronald V. Alterio, 50, has been Senior Vice President-Engineering, Chief Technology Officer since January 23, 2020. Prior to his appointment as Senior Vice President, Mr. Alterio served as our Vice President-Engineering, Chief Technology Officer since July 23, 2018. From 2016 until he joined the Company, Mr. Alterio served as Vice President – Engineering of ARRIS, following ARRIS’ acquisition of Pace plc. Mr. Alterio served in a variety of positions at the Pace Americas unit of Pace plc since 2000, including Senior Vice President – Engineering from 2015 to 2016.

Allen Horvath, 68, has been our Senior Vice President-Operations since January 23, 2020. Prior to his appointment as Senior Vice President, Mr. Horvath served as our Vice President-Operations since May, 2013 and as our Vice President-Manufacturing since May, 2003 and is responsible for our manufacturing operations. Mr. Horvath served as our Manufacturing Manager from 1998 until May, 2003. Since 1976, Mr. Horvath has served us in various management positions in the areas of production testing, engineering, quality control and manufacturing.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of April 15, 2020 by (i) each person who is known by us to beneficially own more than five percent of our Common Stock, (ii) each of our Directors, (iii) each of our executive officers named in the Summary Compensation Table below, and (iv) all our executive officers and Directors as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares that they beneficially own, subject to community property laws where applicable.

Name and Address of Beneficial Owner(1)(2)	Amount and Nature of Beneficial Ownership(1)		Percent of Class Beneficially Owned
Directors and Executive Officers:

Robert J. Pallé	4,018,267	(3)	36.38%
Anthony J. Bruno	420,190	(4)	4.22%
John Burke	-	(5)	-
Charles E. Dietz	330,020	(6)	3.35%
Stephen K. Necessary	191,972	(7)	1.94%
Gary P. Scharmett	394,695	(8)	4.00%
Steven L. Shea	1,101,971	(9)	10.78%
James F. Williams	340,017	(10)	3.44%
James H. Williams	492,522	(11)	5.01%
Edward Grauch	291,672	(12)	2.96%
Eric S. Skolnik	181,204	(13)	1.82%
Allen Horvath	205,501	(14)	2.07%
Ronald V. Alterio	63,387	(15)	*
All Directors and executive officers as a group (13 persons)	8,031,418		63.42%
Additional Beneficial Owners:

Stephen E. Walker	1.020,200	(16)	10.45%
Carol M. Pallé	1,605,222	(17)	15.56%

*	Denotes less than 1%.
(1)	Beneficial ownership as of April 15, 2020 for each person listed includes shares subject to options held by such person which are exercisable within 60 days after such date and convertible debt securities which may be converted into shares of our common stock within 60 days of such date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities, which voting or investment power may be further described in the footnotes below. This table contains information furnished to us by the respective stockholders or contained in filings made with the SEC. Certain of our executive officers and Directors may, from time to time, hold some or all of their Common Stock in brokerage accounts having outstanding margin loan balances secured by the Common Stock and the other investment securities held in such brokerage accounts.
(2)	Unless otherwise indicated, the address for each beneficial owner is c/o Blonder Tongue Laboratories, Inc., One Jake Brown Road, Old Bridge, NJ 08857.
(3)	Includes 200,000 shares of Common Stock owned of record by a limited liability company of which Mr. Pallé and his spouse are the sole members, 842,000 shares of Common Stock jointly owned by Mr. Pallé and his spouse, 726,667 shares of Common Stock underlying options granted by us to Mr. Pallé which are exercisable within 60 days after April 15, 2020, 10,000 shares of Common Stock owned by Mr. Pallé’s spouse, who holds a non-officer position with the Company, 35,834 shares of Common Stock underlying options granted by us to Mr. Pallé’s spouse, which are exercisable within 60 days after April 15, 2020, and 517,293 shares of Common Stock underlying certain convertible indebtedness of the Company held by Mr. Pallé and his spouse, which is outstanding as of, and convertible within 60 days after, April 15, 2020. Mr. Pallé disclaims beneficial ownership of the 10,000 shares of Common Stock owned by his spouse and the 35,834 shares of Common Stock underlying options granted by us to his spouse. See footnote 17 below.
(4)	Includes 110,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2020 and 86,216 shares of Common Stock underlying certain convertible indebtedness of the Company held by Mr. Bruno, which is outstanding as of, and convertible within 60 days after, April 15, 2020.
(5)	Mr. Burke joined the Company as a Director on January 23, 2020. As of April 15, 2020 he did not beneficially own any shares of Common Stock.
(6)	Includes 92,500 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2020.
(7)	Includes 38,630 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2020 and 86,216 shares of Common Stock underlying certain convertible indebtedness of the Company held by Mr. Necessary, which is outstanding as of, and convertible within 60 days after, April 15, 2020.
(8)	Includes 110,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2020.
(9)	Includes 110,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2020 and 344,862 shares of Common Stock underlying certain convertible indebtedness of the Company held by Mr. Shea, which indebtedness is outstanding as of, and convertible within 60 days after, April 15, 2020. Certain of the securities are beneficially owned by Mr. Shea through MidAtlantic IRA, LLC FBO Steven L. Shea IRA.
(10)	Includes 110,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2020.

(11)	Includes 59,166 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15 2020.
(12)	Includes 100,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2020.
(13)	Includes 172,501 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2020.
(14)	Includes 147,501 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2020.
(15)	Includes 50,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after April 15, 2020.
(16)	As reported on Schedule 13G/A filed by Stephen E. Walker on February 6, 2020. The business address of this stockholder is 1801-R Brassfield Road, Greensboro, NC 27410.
(17)	Carol M. Pallé is the spouse of Robert J. Pallé. Includes 200,000 shares of Common Stock owned of record by a limited liability company of which Mr. and Mrs. Pallé are the sole members, 842,000 shares of Common Stock jointly owned by Mr. and Mrs. Pallé, 10,000 shares of Common Stock owned by Mrs. Pallé, 35,834 shares of Common Stock underlying options granted by us to Mrs. Pallé, which are exercisable within 60 days after April 15, 2020 and 517,293 shares of Common Stock underlying certain convertible indebtedness of the Company held by Mr. and Mrs. Pallé, which indebtedness is outstanding as of, and convertible within 60 days after April 15, 2020. Except as disclosed in this footnote, Mrs. Pallé disclaims beneficial ownership of all shares of Common Stock beneficially owned by Mr. Pallé, other than 200,000 shares of Common Stock owned of record by a limited liability company of which Mr. and Mrs. Pallé are the sole members, 842,000 shares of Common Stock jointly owned by Mr. and Mrs. Pallé, and 517,293 shares of Common Stock underlying the convertible indebtedness of the Company held by Mr. and Mrs. Pallé. Mrs. Pallé has entered into an agreement with Mr. Pallé granting him voting and dispositive power with respect to the 200,000 shares and 842,095 shares of Common Stock referenced in the preceding sentence.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure and Risk Oversight

Historically, the Board has determined that our Chief Executive Officer was best situated to serve as Chairman of the Board because he was the Director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent Directors and management have different perspectives and roles in strategy development. Our independent Directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise. Following the resignation of our then-serving Chairman and CEO in 2015, our Board carefully evaluated our Board governance structure and considered alternative approaches. As a result of that evaluation and analysis, the Board determined that it was in the Company’s best interests to appoint one of the independent Directors as Chairman of the Board. As a result, in May 2015, the Board appointed Steven L. Shea to serve as our Chairman of the Board, and because the Board continues to believe that it is in the best interests of the Company to have an independent Chairman of the Board, Mr. Shea continues to serve as our Chairman.

The Board believes that establishing the right “tone at the top” and full and open communication between management and the Board are essential for effective risk management and oversight. At each regular Board meeting, the Board receives reports from members of senior management on areas of material risk to the Company, including operational, financial, strategic and performance risks. The full Board receives these reports from the appropriate “risk owner” within the organization to facilitate our risk identification, risk management and risk mitigation strategies. This enables the Board to coordinate risk oversight, particularly with respect to risk interrelationships across corporate disciplines.

The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to areas of financial reporting and compliance with laws, rules and regulations applicable to us, including those related to accounting regulation, insider trading, antitrust, and employment discrimination, whistle blowing and conflicts of interest faced by employees, officers and directors. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to our compensation policies and programs. The Nominating & Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization and membership, and succession planning for our Directors and senior executive officers.

Director Independence

The Board has considered the independence of our Directors pursuant to Section 803A of the NYSE American Company Guide (“Independence Rules”). Under the NYSE American Independence Rules, a Director may not be determined to be independent if certain relationships exist. In addition to reviewing whether any of those specific disqualifying relationships exist under the Independence Rules, the NYSE American also requires that the Board determine whether any of our Directors has a relationship that it believes would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. In the course of this determination, the Board considered the following relationship and arrangement between a non-management Director and us, which was determined to be immaterial and not falling within one or more of the disqualifying relationships under the Independence Rules or which would otherwise interfere with the exercise of the Director’s independent judgment in carrying out the responsibilities of a Director:

●	Gary P. Scharmett: The fees paid by us to the law firm where he is a partner were below 5% of the law firm’s consolidated gross revenue in each of the prior three years. See “Certain Relationships and Related Transactions” below for more detail on these fees paid for legal services.

Based on this review, the Board has determined that, except for Robert J. Pallé, who served as our Chief Executive Officer until January 1, 2020 and continues to be employed by the Company as Managing Director of Strategic Accounts, each of our Directors is independent pursuant to the Independence Rules. Accordingly, the current Board consists of a majority of independent Directors.

Meetings of the Board of Directors; Committees

The Board has three standing committees: the Compensation Committee, the Nominating & Corporate Governance Committee, and the Audit Committee. During the year ended December 31, 2019, the full Board held 23 meetings, the Compensation Committee held five meetings, the Nominating & Corporate Governance Committee held seven meetings, and the Audit Committee held five meetings. Each member of the Board attended (either in person or via teleconference) at least 75% of the aggregate of the total number of Board meetings and Committee meetings held in 2019 during the period in which he served as a Director and/or committee member.

Compensation Committee. The Compensation Committee is currently comprised of Anthony J. Bruno, Charles E. Dietz, Stephine K. Necessary, and Steven L. Shea, each of whom is a non-employee Director. Mr. Necessary serves as the Chairman of the Compensation Committee. Each of the members of the Compensation Committee who served during the 2019 fiscal year was independent, as independence for compensation committee members is defined by NYSE American rules.

The Compensation Committee determines compensation for our executive officers and administers each of our existing stock incentive plans, other than the Amended and Restated 2005 Director Equity Incentive Plan, the 2016 Director Equity Incentive Plan and the Amended and Restated Director Stock Purchase Plan, each of which is administered by the Board.

The Compensation Committee’s responsibilities include, among other duties, the responsibility to:

●	evaluate the performance of the Chief Executive Officer/President;

●	review and approve the base salary (subject to Board approval), bonus, incentive compensation and any other compensation for the Chief Executive Officer/President;

●	review the Chief Executive Officer’s recommendations for the compensation of the other executive officers, make appropriate adjustments and approve such compensation;

●	monitor our cash bonus and equity-based compensation plans and discharge the duties imposed on the Compensation Committee by the terms of those plans;

●	review and approve the proposal regarding the Say on Pay Vote when the same is required to be included in our proxy statement, and to review and recommend to the Board for approval the frequency with which we will conduct Say on Pay Votes; and

●	perform other functions or duties deemed appropriate by the Board.

Compensation decisions for the Chief Executive Officer/President and all other executive officers are reviewed and approved by the Compensation Committee, subject to ratification by the Board of the base salary for the Chief Executive Officer/President. The Compensation Committee relies upon the Chief Executive Officer to assist the Compensation Committee in performing its duties with regard to all other executive officers. The Compensation Committee does not delegate any of its authority to other persons. In recent years the Compensation Committee has not retained a compensation consultant in determining the base salary for our executive officers or for any other purpose.

With regard to the compensation of our Chief Executive Officer/President, the Compensation Committee reviews individual performance, written comments and performance grades received from members of the Board regarding performance, relevant compensation information from salary surveys (when available), and summary information and periodically, comments from peer review questionnaires. The Chief Executive Officer also provides the Compensation Committee with a summary review of the President’s (except when the Chief Executive Officer and the President are the same person) performance. Based upon its review of all of the foregoing information, the Compensation Committee determines the form and amount of compensation for these officers, subject to Board approval of their base salaries. The base salary of the Chief Executive Officer/President is presently reviewed every year.

With regard to compensation for the other executive officers, the Compensation Committee reviews the Chief Executive Officer’s written summary review of the executive officers’ performance and this information may be supplemented by summary information and comments from periodic peer review questionnaires. The Chief Executive Officer also provides a recommendation as to the appropriate form and amount of compensation for each other executive officer. The Compensation Committee reviews and considers the recommendation of the Chief Executive Officer, makes adjustments as appropriate and approves them. This review and adjustment procedure is performed annually for the other executive officers.

The Compensation Committee does not establish the amount or form of Director compensation. These determinations are made and approved by the full Board. However, the Compensation Committee will periodically review and recommend to the Board compensation, equity-based plans and benefit programs for non-employee Directors. Grants of stock option awards and/or restricted or unrestricted shares to non-employee Directors are generally made annually upon consideration and approval by the full Board with each non-employee Director abstaining from voting on an award to him.

The Board has adopted a written charter for the Compensation Committee. The Board, in concert with the Compensation Committee, reviews and reassesses the charter for adequacy on an annual basis. A copy of the Compensation Committee Charter is available on our website at www.blondertongue.com under the “About Us/Investor Relations/Compensation Committee Charter” caption.

Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee is currently comprised of Gary P. Scharmett, Stephen K. Necessary and Steven L. Shea, each of whom is a non-employee Director. Mr. Scharmett serves as the Chairman of the Nominating & Corporate Governance Committee. Each of the members of the Nominating & Corporate Governance Committee who served during the 2019 fiscal year was independent, as independence for nominating committee members is defined by NYSE American rules.

The Nominating & Corporate Governance Committee, among other things, considers and makes recommendations to the Board concerning the appropriate size of the Board and nominees to stand for election or fill vacancies on the Board, as well as the composition of our standing committees. In particular, the Nominating & Corporate Governance Committee identifies, recruits, considers and recommends candidates to fill positions on the Board in accordance with its criteria for Board membership (as such criteria are generally described below). In searching for qualified Director candidates to nominate for election at an annual meeting of stockholders, the Nominating & Corporate Governance Committee will initially consider nominating the current Directors whose terms are expiring and will consider their past performance on the Board, along with the criteria for Board membership, in determining whether to nominate them for re-election. In connection with nominations for elections at annual meetings or to fill vacancies in the Board, the Nominating & Corporate Governance Committee may solicit the current members of the Board to identify qualified candidates through their business and other organizational networks and may also retain director search firms as it determines necessary in its own discretion. The Nominating & Corporate Governance Committee will then consider the potential pool of Director candidates derived from the foregoing process, select the top candidates to fill the number of openings based on their qualifications, the Board’s needs (including the need for independent Directors) and the criteria for Board membership. The Nominating & Corporate Governance Committee will then conduct a thorough investigation of the proposed candidates’ backgrounds to ensure there is no past history that would disqualify such candidates from serving as Directors. Those candidates that are selected and pass the background investigation will be recommended to the full Board for nomination.

The criteria for a nominee to the Board include, among other things:

●	the highest personal and professional ethics, strength of character, integrity and values;

●	experience as a senior manager, chief operating officer or chief executive officer of a relatively complex organization or, if in a professional or scientific capacity, be accustomed to dealing with complex problems, or otherwise shall have obtained and excelled in a position of leadership;

●	education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom, and vision to exercise sound, mature judgments on a macro and entrepreneurial basis on matters which relate to our current and long-term objectives;

●	competence and willingness to learn our business, and the breadth of viewpoint and experience necessary for an understanding of the diverse and sometimes conflicting interests of stockholders and other constituencies;

●	the nominee should be of such an age at the time of election to assure a minimum of three years of service as a Director, and should be free and willing to attend regularly scheduled meetings of our Board and its committees over a sustained period and otherwise be able to contribute a reasonable amount of time to our company affairs;

●	the stature and capability to represent us before the public, stockholders, and other various individuals and groups that affect us; and

●	willingness to objectively appraise the performance of management in the interest of the stockholders and question management’s assumptions when inquiry is appropriate.

The Nominating & Corporate Governance Committee does not have a formal policy with respect to diversity. However, in order to enhance the overall quality of the Board’s deliberations and decisions, the Nominating & Corporate Governance Committee seeks candidates with diverse professional backgrounds and experiences, representing a mix of industries and professions with varied skill sets and expertise.

The Board has adopted a written charter for the Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee reviews and reassesses the charter for adequacy on an annual basis. A copy of the Nominating & Corporate Governance Committee Charter is available on our website at www.blondertongue.com under the “About Us/Investor Relations/Nominating Committee Charter” caption.

Audit Committee. The Company has a separately designated standing audit committee that has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and Rule 10A-3 promulgated under the Exchange Act. The Audit Committee is currently comprised of Anthony J. Bruno, Charles E. Dietz, Steven L. Shea, and James F. Williams, each of whom is a non-employee Director. The Audit Committee, among other things:

●	oversees our accounting and financial reporting process and audits of our financial statements;

●	selects, retains or terminates our independent registered public accounting firm;

●	reviews the plans and results of the audit engagement with the independent registered public accounting firm;

●	discusses with the independent registered public accounting firm all necessary accounting policies and practices to be used and alternative treatments of financial information discussed with management;

●	oversees the work of the independent registered public accounting firm;

●	evaluates and pre-approves audit and non-audit services provided by the independent registered public accounting firm;

●	reviews the independence of the independent registered public accounting firm;

●	assures the regular rotation of the audit partners;

●	considers the range of audit and non-audit fees and determines the compensation of the independent registered public accounting firm;

●	reviews financial and earnings information released to the public, analysts and other third parties; and

●	reviews the adequacy of our internal accounting controls.

Each of the members of the Audit Committee who served during the 2019 fiscal year was independent, as independence for audit committee members is defined by NYSE American and each also meets the requirements of Rule 10A-3 under the Exchange Act. Our Board has determined that a member of the Audit Committee, Anthony J. Bruno, qualifies as an “audit committee financial expert” as defined in Section 407(d)(5)(ii) of Regulation S-K. The Board has adopted a written charter for the Audit Committee. The Board, in concert with the Audit Committee, reviews and reassesses the charter for adequacy on an annual basis. A copy of the Audit Committee Charter is available on our website at www.blondertongue.com under the “About Us/Investor Relations/Audit Committee Charter” caption.

Audit Committee Report

The Audit Committee of the Board of Directors has:

●	reviewed and discussed the audited financial statements with management;

●	discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 1301, Communications with Audit Committees as adopted by the Public Company Accounting Oversight Board;

●	received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence required by Rule 3526; and

●	discussed with Company’s independent registered public accounting firm their independence from the Company and its management required by Rule 3526.

Management is responsible for the preparation, presentation and integrity the Company’s financial statements, the financial reporting process, accounting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with Standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has relied, without independent verification, on the information provided to it and on the representations of management and the independent registered public accounting firm that the financial statements have been prepared in conformity with United States generally accepted accounting principles.

Based on the review and discussions referred to in the items above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

The Audit Committee

Anthony J. Bruno, Chairman
Charles E. Dietz
Steven L. Shea
James F. Williams

Board Policies Regarding Communications With the Board of Directors and Attendance at Annual Meetings

Our Board maintains a process for stockholders to communicate with the Board. A stockholder wishing to communicate with our Board, or any individual member(s) of the Board, can send a written communication to the attention of the Board (or specific individual Director(s), if applicable) at the following address: c/o Corporate Secretary, One Jake Brown Road, Old Bridge, New Jersey 08857. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. Our Corporate Secretary will forward such communication to the full Board or to any individual Director or Directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case our Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

While we do not have a formal written policy regarding Board member attendance at our Annual Meeting, we actively encourage our Directors to attend the Annual Meeting of Stockholders. All Directors and officers at the time of our 2019 Annual Meeting of Stockholders attended the 2019 Annual Meeting, other than James H. Williams and James F. Williams.

2019 DIRECTOR COMPENSATION

Summary Compensation Table

The following table discloses the actual compensation paid to or earned by each of our Directors who is not also a named executive officer in fiscal year 2019:

Name	Fees Earned or Paid in Cash ($)(1)	Stock and Option Awards ($)(2)		All Other Compensation ($)	Total ($)
Anthony J. Bruno	44,000	15,540	(3)	–	59,540
John Burke	–	–	(4)	–	–
Charles E. Dietz	47,742	15,540	(3)	–	63,282
Stephen K. Necessary	44,100	15,540	(3)	–	59,640
Gary P. Scharmett	35,125	15,540	(3)	–	50,665
Steven L. Shea	74,600	15,540	(3)	–	90,140
James F. Williams	40,000	15,540	(3)	–	55,540
James H. Williams	35,000	15,540	(3)	–	50,540

(1)	Pursuant to our Amended and Restated Director Stock Purchase Plan, Directors have the ability to elect to receive awards of fully vested shares of Common Stock in lieu of cash payment of director fees otherwise payable to them. During 2019, the following directors elected to receive shares in lieu of part of all of the cash fees otherwise payable to them: (i) Mr. Bruno: 21,908 shares; (ii) Mr. Dietz: 27,252 shares; (iii) Mr. Necessary: 56,747 shares; (iv) Mr. Scharmett: 9,427 shares; and (v) Mr. James F. Williams: 21,145 shares.
(2)	The amounts in the “Stock and Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(3)	In 2019, each non-employee Director was granted an option to purchase 20,000 shares of Common Stock. The options vested one year from the date of grant.
(4)	Mr. Burke joined the Board in January 2020.

Director Compensation Arrangements

We pay each of our non-employee Directors an annual retainer of $25,000, payable quarterly, and the non-employee Director who serves as our Chairman of the Board receives an additional annual retainer for serving in that capacity of $25,000, also payable quarterly. We also pay each non-employee Director a fee of $1,000 for each Board meeting attended in person ($500 if attendance was telephonic) and a fee of $600 for each committee meeting attended in person ($300 if attendance was telephonic or if attending on the same date as a Board meeting). We reimburse each Director for certain travel, lodging and related expenses incurred in connection with attendance at Board and committee meetings. From time to time, in the sole discretion of the Board, we grant equity awards to our non-employee Directors. We did not pay Mr. Pallé, who served the Company as an executive officer during 2019, any separate compensation for serving on the Board or any Board committees during 2019.

On March 19, 2015, the Board adopted the Director Stock Purchase Plan, which was intended to enable outside directors to allocate portions of their annual retainer fees to be paid in shares of the Company’s Common Stock, in lieu of cash payments. This plan was designed and derived from the Executive Stock Purchase Plan adopted by the Company in June 2014, which was intended to enable executive officers of the Company to allocate a portion of their base salary to be paid in shares of the Company’s Common Stock, in lieu of cash. In March 2016, the Company adopted the Amended and Restated Director Stock Purchase Plan, which replaced the Director Stock Purchase Plan. Under the Amended and Restated Director Stock Purchase Plan, the portion of directors’ fees (including meeting fees, which were not permitted to be converted into common stock purchases under the Director Stock Purchase Plan) permitted to be paid in shares of the Company’s Common Stock, in lieu of cash, was increased and the new plan was made more flexible to encourage the non-employee directors to elect to receive shares of the Company’s Common Stock in lieu of cash payments.

Director Benefit Plans

In May 2005, our stockholders approved the adoption of the Blonder Tongue Laboratories, Inc. 2005 Director Equity Incentive Plan (the “Original 2005 Director Plan”). In May, 2014, our stockholders approved an amendment and restatement in its entirety of the Original 2005 Director Plan (as amended and restated, the “A&R 2005 Director Plan”), effective as of February 7, 2014, which, among other things, (i) increased the number of shares of Common Stock available for issuance under the A&R 2005 Director Plan, (ii) extended the term of the A&R 2005 Director Plan to February 7, 2024, (iii) made awards under the A&R 2005 Director Plan subject to clawback provisions under applicable law or under policies that may be adopted by us from time to time, and (iv) prohibited repricing of stock options absent advance stockholder approval.

The A&R 2005 Director Plan is administered by our Board. Under the A&R 2005 Director Plan, Directors who are not currently employed by us or by any of our subsidiaries and who have not been so employed within the past six months, are eligible to receive equity-based awards from time to time as determined by our Board. Under the A&R 2005 Director Plan, eligible Directors may be awarded stock options to purchase a number of shares of Common Stock (“Stock Options”), stock appreciation rights to receive the excess, if any, of the fair market value of a specified number of shares of Common Stock at the time of exercise over the grant price (“SARS”) or stock awards (“Stock Awards”) at no cost to the Director, which may be either restricted stock or unrestricted stock. Each grant of Stock Options, SARS or Stock Awards will be subject to a written Award Agreement, which shall specify the terms and conditions of the grant as determined by the Board; provided, however, that the exercise price for any Stock Options or SARS granted shall not be less than the fair market value of the underlying Common Stock on the date of grant. The A&R 2005 Director Plan expires on February 7, 2024.

At our 2016 Annual Meeting, our stockholders approved the adoption of the Blonder Tongue Laboratories, Inc. 2016 Director Equity Incentive Plan (the “2016 Director Plan”), which supplements the A&R 2005 Director Plan.

The 2016 Director Plan is administered by our Board. Under the 2016 Director Plan, Directors who are not currently employed by us or by any of our subsidiaries and who have not been so employed within the past six months, are eligible to receive equity-based awards from time to time as determined by our Board. The 2016 Director Plan authorizes the award of up to a maximum of 400,000 shares. (Proposal 2 being submitted to stockholders at this Annual Meeting proposes to increase the maximum number of shares by 500,000). Any shares subject to an award issued under the 2016 Director Plan which is terminated, canceled, expired or forfeited for any reason will again be available for the grant of an award. Under the 2016 Director Plan, eligible Directors may be awarded Stock Options, SARS or Stock Awards, which may be either restricted stock or unrestricted stock. Each grant of Stock Options, SARS or Stock Awards will be subject to a written Award Agreement which shall specify the terms and conditions of the grant as determined by the Board; provided, however, that the exercise price for any Stock Options or SARS granted shall not be less than the fair market value of the underlying Common Stock on the date of grant. Awards under the 2016 Director Plan are subject to clawback provisions under applicable law or under policies that may be adopted by us from time to time, and Stock Options awarded under the 2016 Director Plan cannot be re-priced absent advance stockholder approval. The 2016 Director Plan expires on February 4, 2026.

EXECUTIVE COMPENSATION

Summary of Compensation Objectives and 2019 Compensation

Our Compensation Committee is responsible for evaluating and approving compensation for our executive officers. The individual who served as our Chief Executive Officer in 2019 and the other individuals included in the Summary Compensation Table on page 17, are referred to as the “named executive officers.” This section discusses our compensation objectives and provides an overview of the application of these objectives with regard to the compensation paid to our named executive officers in 2019.

The primary objective of our executive compensation program is to assist us in attracting, retaining and motivating talented executives to execute our business strategy and maximize short-term and long-term profits and stockholder value. We seek to achieve these objectives by:

●	providing direct compensation and rewards programs that are externally competitive to attract and retain the talent needed;

●	rewarding performance of executives who contribute to strategic and operational goals; and

●	providing compensation that aligns with long-term business objectives and stockholders’ interests.

The key elements of our executive officer compensation program are:

●	base salary;

●	annual incentive compensation in the form of cash bonuses; and

●	long-term incentive compensation.

The Compensation Committee considers various factors when making compensation decisions with regard to the named executive officers, including external market forces, individual circumstances and performance. A description of these factors and the procedures followed by the Compensation Committee in determining executive compensation are set forth above under “Meetings of the Board of Directors; Committees–Compensation Committee.”

Our compensation program has been designed to promote a performance-based culture which aligns the interests of our named executive officers and other officers with the interests of our stockholders. Our compensation program makes a substantial portion of executive pay variable, subject to increase when performance targets are achieved, and subject to reduction when performance targets are not achieved. This includes annual incentive cash compensation based on the achievement of specified performance objectives. A substantial portion of our named executive officers’ compensation is also based on equity awards with long-term vesting requirements, which have been in the form of stock options in recent years. These stock options create long-term incentives as the executive only benefits if our stock price appreciates over the long-term.

The historical payouts under our Executive Bonus Plan (as defined below) are evidence of the pay for performance structure of our compensation program. For example, based on the improvement in operating results in fiscal 2010 as compared to fiscal 2009, bonuses were paid under the Executive Bonus Plan to the named executive officers upon the achievement of the pre-tax income objectives set under the Executive Bonus Plan. In contrast, since 2010, we have not paid any bonuses to the named executive officers under the Executive Bonus Plan, due to the failure to meet the objectives that were set at the beginning of each of the relevant fiscal years.

Base Salary. Base salaries are intended to provide a level of cash compensation that is externally competitive in relation to the responsibilities of the executive’s position, with adjustments reflective of recent performance. Individual salaries for executive officers are generally reviewed annually by the Compensation Committee in accordance with the procedures described above, including their respective performance reviews. The performance evaluation focuses on the executive’s performance during the past year of the responsibilities of such executive’s position, the executive’s improvement in areas where any deficiencies may have been noted in the past, and the executive’s achievement of any specific goals and objectives which may have been established for such executive, including achievement of budget objectives. Our overall profit for the fiscal year, the executive’s individual contribution to that profit, and general economic and industry conditions are also considered. This assessment of individual performance contributions is, however, subjective and not conditioned upon the achievement of any specific, pre-determined performance targets.

It has been and continues to be the philosophy of the Compensation Committee that opportunities for significant increases in annual compensation by our senior executives should generally be derived from performance based results that are aligned with the interests of the Company’s stockholders or in connection with significant changes in the scope and nature of the responsibilities assigned to a particular executive. As such, annual adjustments for our senior executives have historically been modest (and have even remained flat or have been reduced from time to time), while opportunities to earn substantial bonus payments tied to the Company’s net profits have been regularly made available under the Executive Bonus Plan.

Bonus Plan. We provide executives with an annual opportunity to earn cash incentive awards through the Executive Officer Bonus Plan (the “Executive Bonus Plan”). These cash bonuses are intended to motivate and reward the achievement of short-term profit, which is a key element of the Compensation Committee’s overall compensation philosophy. Cash bonus awards under the Executive Bonus Plan are paid to officers during a particular fiscal year based upon and relating to our financial performance during the prior fiscal year. During the first quarter of each fiscal year, we designate which of our executive officers are to participate in the Executive Bonus Plan for that year. We then establish one or more objective performance goals for the participants and a formula to determine bonus payments based on the achievement of the articulated goal(s). Presently, the bonus for any participant may not exceed 100% of the participant’s base salary. Since the performance goals for 2019 were not met, no bonuses were paid to the named executive officers for 2019.

Long-Term Incentive. Long-term incentives are intended to motivate and retain executives and reward them based upon our long-term performance. Our primary vehicle for providing these incentives is the grant of equity-based and other performance awards under our Amended and Restated 2005 Employee Equity Incentive Plan (“A&R 2005 Employee Plan”) and our 2016 Employee Equity Incentive Plan (“2016 Employee Plan”). In 2018 and 2019, the Compensation Committee granted stock options vesting over a three-year period. The Compensation Committee believes stock options provide long-term incentives to executives while aligning their interests with those of the public stockholders, as the executive only benefits if the stock price increases after the date of grant and only by the amount of the increase. While the Compensation Committee subjectively determines the number of options to be granted, it generally considers the following in making its decisions:

●	the number of outstanding options in relation to the number of outstanding shares of our Common Stock to determine the dilutive effect of additional options;

●	the number of outstanding options that have an exercise price below the current market price (and the magnitude of the exercise price below the current market price) to determine the incentive being created by the outstanding options;

●	the position and level of responsibility of the executive officer and his or her recent performance; and

●	the number of shares owned and options outstanding for an individual executive officer to determine the incentive effect of further options.

The Compensation Committee believes that restricted stock awards provide the recipients of such awards with an immediate tangible benefit of “ownership” in a way that awards of stock options do not necessarily provide, and also encourage continuing loyalty because of the vesting periods applicable to those awards.

Similar to other types of compensation, the Compensation Committee determines the grant of equity-based awards to the Chief Executive Officer and the other named executive officers.

Summary Executive Compensation

The following table summarizes the total compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and our other named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2019 and 2018.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock and Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Robert J. Pallé	2019	$490,542	(3)	$-	$23,310	$20,469	(4)	$534,321
Former Chief Executive Officer,	2018	60,154		-	62,263	47,673		170,090
Former President and Assistant Secretary(2)

Eric Skolnik	2019	253,017	(5)	-	15,540	10,282	(5)	278,839
Chief Financial Officer,	2018	190,460		-	26,462	11,434		228,356
Treasurer and Secretary

Edward R. Grauch	2019	322,578		-	-	1,405	(7)	323,983
Chief Executive Officer, President(6)	2018	41,885		-	315,500	1,449		358,834

Ronald Alterio	2019	277,976		-	-	7,801	(9)	285,777
Vice President-Operations,	2018	109,914		-	182,350	3,634		295,898
Chief Technology Officer(8)

Allen Horvath	2019	227,137		-	15,540	6,818	(10)	249,495
Vice President-Operations	2018	168,180		-	26,462	13,514		208,156

(1)	The amounts in the “Stock and Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 15 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(2)	Mr. Pallé served as our Chief Executive Officer and President in 2018. Mr. Pallé served as our Chief Executive Officer throughout 2019 and as our President until May, 2019.
(3)	Mr. Pallé agreed to a reduced base compensation for 2018, with payment at an annual rate of $84,000 through March 9, 2018 and adjusted on that date to an annual rate of $54,476. The Compensation Committee determined to provide a special bonus arrangement whereby Mr. Pallé would receive a lump sum cash bonus payment of $165,000 upon the completion of a sale of our Old Bridge Facility. The amounts included in “Salary” for 2019 include the $165,000 payment made to Mr. Pallé in connection with the completion of the sale of our Old Bridge Facility. This one-time payment was not made pursuant to any of our performance-based bonus arrangements.
(4)	The amounts shown in the “All Other Compensation” column for Mr. Pallé include personal use of a company car (except as noted below), professional fees for tax return preparation and reimbursement of certain legal expenses, our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Pallé and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Pallé, including the supplemental life insurance for the benefit of Mr. Pallé as described below under “Compensation Arrangements.” For 2019, $9,000 of the amount shown in the “Salary” column represents payment for personal use of a company car, and such amount is not included in the “All Other Compensation.
(5)	The amounts included in “Salary” for 2019 include a $16,814 payment made to Mr. Skolnik in connection with the completion of the sale of our Old Bridge Facility. This one-time payment was not made pursuant to any of our performance-based bonus arrangements. The amounts shown in the “All Other Compensation” column for Mr. Skolnik include personal use of a company car (except as noted below), our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Skolnik and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Skolnik. For 2019, $9,000 of the amount shown in the “Salary” column represents payment for personal use of a company car, and such amount is not included in the “All Other Compensation.
(6)	Mr. Grauch joined the Company on October 30, 2018 as Executive Vice President and Chief Operating Officer. In May, 2019 he was appointed as President and assumed the additional role as Chief Executive Officer on January 1, 2020. Pursuant to our Executive Stock Purchase Plan, Mr. Grauch was issued a total of 21,672 shares of Common Stock in lieu of receiving a portion of his salary.
(7)	The amounts shown in the “All Other Compensation” column for Mr. Grauch include personal use of a company car (except as noted below), our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Grauch and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Grauch. For 2019, $9,000 of the amount shown in the “Salary” column represents payment for personal use of a company car, and such amount is not included in the “All Other Compensation.
(8)	Mr. Alterio joined the Company on July 23, 2018 as Vice President-Engineering, Chief Technology Officer.
(9)	The amounts shown in the “All Other Compensation” column for Mr. Alterio include personal use of a company car (except as noted below), our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Alterio and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Alterio. For 2019, $9,000 of the amount shown in the “Salary” column represents payment for personal use of a company car, and such amount is not included in the “All Other Compensation.
(10)	The amounts shown in the “All Other Compensation” column for Mr. Horvath include personal use of a company car (except as noted below), our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Horvath and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Horvath. For 2019, $9,000 of the amount shown in the “Salary” column represents payment for personal use of a company car, and such amount is not included in the “All Other Compensation.

Compensation Arrangements

Other than our current standard employee severance policy applicable to all salaried employees, which entitles them, upon involuntary termination without cause, to one week of pay for each year of service up to a maximum of six weeks of pay, we have no employment, severance or change-of-control agreements with any of our named executive officers, each of whom is employed by us on an at-will basis. Our named executive officers serve at the will of the Board, which enables us to terminate their employment with discretion as to the terms of any severance arrangement beyond our current standard policy.

We maintain group term life insurance for our employees, including our named executive officers, for which each participating employee designates his or her own beneficiary. In March, 2011, our Board of Directors, upon the recommendation of the Compensation Committee, approved the purchase of a supplemental life insurance policy on the life of Mr. Pallé. The supplemental life insurance is a ten-year level term policy with a death benefit of $400,000 payable to the beneficiary designated by Mr. Pallé.

Executive Officer Bonus Plan

As described above under “Summary of Compensation Objectives and 2019 Compensation,” we provide our executives with an annual opportunity to earn cash incentive awards through the Executive Officer Bonus Plan. The performance goals are expressed in terms of (a) one or more corporate or divisional earnings-based measures (which may be based on net income, operating income, cash flows, or any combination thereof) and/or (b) one or more corporate or divisional sales-based measures. Each such goal may be expressed on an absolute and/or relative basis, may employ comparisons with our past performance (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding. Performance goals need not be uniform among participants, but they have been in recent years.

After our financial results for a fiscal year have been determined, the Compensation Committee will certify the level of performance goal attainment and the potential bonus payment for each participant. The Compensation Committee has full authority to decrease the amount that would otherwise be payable to any participant for a fiscal year.

For the 2019 fiscal year, all of the named executive officers were participants under the Executive Officer Bonus Plan. The participants were entitled to share in a Bonus Pool (“Bonus Pool”) based upon a subjectively determined allocation, which took into account the relative compensation levels of the executives as well as other subjective factors related to overall job performance in 2019, such as the ease with which the executive could be replaced, whether further opportunities for advancement within the Company existed for the executive, teamwork skills, perceived efforts, interpersonal relationships and overall job performance. The Bonus Pool for 2019 was equal to the lesser of (i) the sum of the base salary of all participants in the aggregate, or (ii) the sum of (a) 10% of the first $1 million of our pre-tax income, excluding any gain or loss associated with the sale of the Old Bridge Facility affecting the determination of the Company’s net income before income taxes (“Adjusted Net Income”), plus (b) 15% of the next $1 million of our Adjusted Net Income, plus (c) 20% of the next $1 million of our Adjusted Net Income, plus (d) 25% of the next $1 million of our Adjusted Net Income, plus (e) 20% of the next $1 million of our Adjusted Net Income, plus (f) 10% of our Adjusted Net Income in excess of $5 million, all as set forth on our audited financial statements (in all cases calculated before taking into account any accrual for such Bonus Pool). Further, no bonus would be paid to any participant unless the Bonus Pool (calculated in the manner described above) equaled or exceeded $90,000. Based upon our reported Adjusted Net Income for 2019, no bonuses were paid to our named executive officers relating to such year.

Employee Benefit Plans

In May 2005, our stockholders approved the adoption of the Blonder Tongue Laboratories, Inc. 2005 Employee Equity Incentive Plan (the “Original 2005 Employee Plan”). Our stockholders approved an amendment and restatement in its entirety of the Original 2005 Employee Plan in May 2014 (as amended and restated, the “A&R 2005 Employee Plan”) which, among things (i) increased the number of shares of Common Stock available for issuance under the A&R 2005 Employee Plan, (ii) extended the term of the A&R 2005 Employee Plan to February 7, 2024, (iii) made awards under the A&R 2005 Employee Plan subject to clawback provisions under applicable law or under policies that may be adopted by us from time to time, and (iv) prohibited repricing of stock options absent advance stockholder approval. In addition, at our annual meeting in 2018, stockholders approved an amendment to the A&R 2005 Employee Plan to increase the number of shares available for grants and awards under the 2016 Employee Plan by 100,000.

The A&R 2005 Employee Plan is administered by the Compensation Committee of the Board. Under the A&R 2005 Employee Plan, our executive officers and other key employees, as determined by the Compensation Committee, are eligible to receive equity-based awards from time to time as determined by the Compensation Committee. Under the A&R 2005 Employee Plan, our executive officers and other key employees may be awarded stock options to purchase a number of shares of Common Stock (“Stock Options”), stock appreciation rights to receive the excess, if any, of the fair market value of a specified number of shares of Common Stock at the time of exercise over the grant price (“SARS”), stock awards at no cost to the executive officer or key employee (“Stock Awards”), which may be either restricted stock or unrestricted stock, or performance based awards to receive a number of shares of Common Stock if certain performance goals are met (“Performance Awards”). Each grant of a Stock Option, SAR, Stock Award or Performance Award will be subject to a written Award Agreement which shall specify the terms and conditions of the grant as determined by the Compensation Committee, provided, however, that the exercise price for any Stock Options or SARS granted shall not be less than the fair market value of the underlying Common Stock on the date of grant. The A&R 2005 Employee Plan expires on February 7, 2024.

At our 2016 Annual Meeting, our stockholders approved the adoption of the Blonder Tongue Laboratories, Inc. 2016 Employee Equity Incentive Plan (the “2016 Employee Plan”), which supplements the A&R 2005 Employee Plan.

The 2016 Employee Plan is administered by the Compensation Committee of the Board. Under the 2016 Employee Plan, our executive officers and other key employees, as determined by the Compensation Committee, are eligible to receive equity-based awards from time to time as determined by the Compensation Committee. The 2016 Employee Plan authorizes the award of up to a maximum of 1,000,000 shares. Any shares subject to an award issued under the 2016 Employee Plan which is terminated, canceled, expired or forfeited for any reason will again be available for the grant of an award. Under the 2016 Employee Plan, our executive officers and other key employees may be awarded Stock Options, SARS, Stock Awards, which may be either restricted stock or unrestricted stock, and Performance Awards. Each grant of a Stock Option, SAR, Stock Award or Performance Award will be subject to a written Award Agreement which shall specify the terms and conditions of the grant as determined by the Compensation Committee, provided, however, that the exercise price for any Stock Options or SARS granted shall not be less than the fair market value of the underlying Common Stock on the date of grant. Awards under the 2016 Employee Plan are subject to clawback provisions under applicable law or under policies that may be adopted by us from time to time, and Stock Options awarded under the 2016 Employee Plan cannot be re-priced absent advance stockholder approval. The 2016 Employee Plan expires on February 4, 2026. At our annual meeting in 2017, stockholders approved an amendment to the 2016 Employee Plan, to increase the annual individual award limits relating to stock options and stock appreciation rights from 100,000 to 250,000 shares of Common Stock. At our annual meeting in 2018, stockholders approved an amendment to the 2016 Employee Plan to increase the number of shares available for grants and awards under the 2016 Employee Plan by 2,000,000.

In 2019, Mr. Pallé was awarded options to purchase 30,000 shares of our Common Stock, Mr. Skolnik was awarded options to purchase 20,000 shares of our Common Stock, and Mr. Horvath was awarded options to purchase 20,000 shares of our Common Stock. In each case, such options vest over three years in equal annual installments on each anniversary of the award date.

Retirement Benefits

Each of the named executive officers is eligible to participate in our 401(k) Savings and Investment Retirement Plan, which covers all full time employees and is qualified under Section 401(k) of the Internal Revenue Code. Under this plan, we match 50% of each participating employee’s salary deferral up to a maximum match of 3% of eligible compensation.

Outstanding Equity Awards Table

The following table discloses for each named executive officer all shares of our Common Stock underlying unexercised options as of December 31, 2019.

Outstanding Equity Awards At December 31, 2019

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested ($)
Robert J. Pallé.	50,000		–		1.925	3/23/2021	–	–
	50,000		–		1.050	5/17/2022
	50,000		–		1.000	5/17/2023
	50,000		–		0.940	5/23/2024
	100,000		–		0.395	12/10/2025
	100,000		–		0.620	8/17/2026
	41,334		21,166		0.550	4/4/2027
	25,000		12,500		0.550	4/4/2027
	100,000		50,000		0.560	5/23/2027
	33,333		66,667		0.870	5/15/2028
	–		30,000		1.095	4/3/2029

Eric Skolnik	25,000		–		1.925	3/23/2021	–	–
	25,000		–		1.050	5/17/2022
	25,000		–		1.000	5/17/2023
	25,000		–		0.940	5/23/2024
	25,000		12,500		0.550	4/4/2027
	14,167		28,333		0.870	5/15/2028
	–		20,000		1.095	4/3/2029

Edward Grauch	70,000	(3)	280,000	(3)(4)	0.880	10/29/2028	–	–
	30,000		120,000	(4)	0.880	10/29/2028

Ronald Alterio	50,000	(5)	100,000	(6)	1.190	8/16/2028	–	–
	–		50,000	(6)	1.390	8/31/2028

Allen Horvath	10,000		–		1.925	3/23/2021	–	–
	15,000		–		1.050	5/17/2022
	25,000		–		1.000	5/17/2023
	25,000		–		0.940	5/23/2024
	25,000		12,500		0.550	4/4/2027
	14,167		28,333		0.870	5/15/2028
			20,000		1.095	4/3/2029

(1)	Unless otherwise noted, all option awards were made under the A&R 2005 Employee Plan, as amended or the 2016 Employee Plan.
(2)	Unless otherwise noted, all options vest in three equal installments on the first, second and third anniversaries of the date of grant.
(3)	Options were granted as an inducement award and not under the A&R 2005 Employee Plan, as amended or the 2016 Employee Plan.
(4)	The vesting schedule for these options is (i) options with respect to 100,000 shares vest on each of the first two anniversaries of Mr. Grauch’s date of employment and (ii) options with respect to 150,000 shares vest on each of the third and fourth anniversaries of Mr. Grauch’s date of employment.
(5)	These options vest four years following the date of grant.
(6)	Options were granted as an inducement award and not under the A&R 2005 Employee Plan, as amended or the 2016 Employee Plan.

PROPOSAL 2 – APPROVAL OF AN AMENDMENT TO OUR 2016 DIRECTOR EQUITY
INCENTIVE PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES
OF COMMON STOCK AVAILABLE FOR GRANTS AND AWARDS BY 500,000

Background of the Proposal

At the Annual Meeting, stockholders will be presented with a proposal to approve the adoption of an amendment (the “Amendment”) to our 2016 Director Equity Incentive Plan (“2016 Director Plan”) to increase the aggregate number of shares of common stock available for grants and awards under the 2016 Director Plan by 500,000. When it was adopted by the Board and approved by our stockholders in 2016, the 2016 Director Plan authorized 400,000 shares of our Common Stock for grant under the plan. If the Amendment is approved, a total of 900,000 shares of Common Stock will be available for grant. As of April 30, 2020, a total of 547,438 shares have been granted under the 2016 Director Plan; however, the issuance of 147,428 shares, which were granted to directors on April 17, 2020, and any additional shares that may be granted under the 2016 Director Plan are contingent upon stockholder approval of this Proposal 2.

The 2016 Director Plan authorizes the Board to grant equity-based awards to our non-employee Directors. The purpose of the 2016 Director Plan is to promote our success and enhance our value by linking the personal interests of our non-employee Directors to those of our stockholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to stockholders. The 2016 Director Plan is designed to give the Board flexibility in structuring awards that will achieve these objectives. The Board believes that an increase in the number of shares available for grant is necessary, as the number of shares currently available is insufficient given our incentive strategy.

Summary Description of the 2016 Director Plan

The following is a summary of the material provisions of the 2016 Director Plan. Paragraph 1 below describes the amendment to the 2016 Director Plan that you will be voting on in this Proposal 2. Only the Amendment is the subject of the stockholder vote. If stockholders approve this Proposal 2, Section 5.1 of the 2016 Director Plan will be amended to increase the maximum number of shares available for issuance thereunder to 900,000 and the remainder of the 2016 Director Plan will continue in full force and effect. If stockholders do not approve this Proposal 2, the 2016 Director Plan will continue in effect with the maximum number of shares available for issuance thereunder remaining at 400,000. The full text of the proposed amendment to the 2016 Director Plan is included in Appendix A to this Proxy Statement. The full text of the 2016 Director Plan (not including the proposed amendment) is included as Exhibit 4.4 to our Registration Statement on Form S-8 filed with the SEC on August 25, 2016 and we urge you to read that Exhibit, as the summary below does not purport to be a complete description of all of the provisions of the 2016 Director Plan and is qualified in its entirety by reference to the text of that document. Other than the amendment described in Paragraph 1 below and Appendix A, all other provisions of the 2016 Director Plan remain unchanged.

1. Number of Shares. The aggregate number of shares currently authorized for grant under the 2016 Director Plan is 400,000. The Amendment, if approved by stockholders, would increase the number of shares authorized for grant to 900,000.

2. Administration. The 2016 Director Plan is administered by the Board.

3. Eligibility; Participation. All of our Directors who are not currently, nor have been within the past six months, employed by us or any subsidiary of ours are eligible to become participants in the 2016 Director Plan. The Board selects from time to time, from among all eligible individuals, the persons who shall be granted an award under the 2016 Director Plan.

4. Term of 2016 Director Plan. The 2016 Director Plan became effective as of February 4, 2016 and will terminate on February 4, 2026. Our Board has the right to terminate the 2016 Director Plan prior to such date without prejudice in any material way to the holders of any awards then outstanding.

5. 2016 Director Plan Awards. The 2016 Director Plan authorizes the Board to grant a variety of incentive awards to participants, as described below. Each award will be evidenced by a written Award Agreement, which specifies the terms and conditions of the particular award, as determined by the Board in its discretion, subject to the limitations set forth in the 2016 Director Plan.

a. Stock Options. The Board may award stock options (“Options”) to purchase a specified number of shares of Common Stock. The exercise price of an Option will be determined by the Board of Directors and may be no less than the fair market value of the underlying shares on the date of grant. Moreover, any outstanding Options cannot be re-priced, absent prior approval of the stockholders. Only Options that are NQOs may be awarded to participants under the 2016 Director Plan. The Board will determine the term of the Option, the vesting periods and the permissible methods of payment of the exercise price (e.g., cash, shares of Common Stock, cashless exercise, etc.), and this will be reflected in the Award Agreement.

b. Stock Appreciation Rights. A stock appreciation right (“SAR”) gives the participant the right to receive the excess (if any) of the fair market value of a specified number of shares of Common Stock at the time of exercise over the grant price of the SAR (which shall not be less than the fair market value of the shares on the date of grant). The terms, methods of exercise, methods of settlement (e.g., cash, shares of Common Stock, or a combination thereof), and any other terms and conditions of any SAR will be determined by the Board at the time of the grant of the award and is reflected in the Award Agreement.

c. Stock Awards. The Board may award shares of our Common Stock to a participant at no cost to the participant. The award may take the form of an immediate transfer of shares which are subject to forfeiture if conditions specified by the Board are not met (“Restricted Stock”). Alternatively, the award may take the form of an immediate transfer of shares which are not subject to a risk of forfeiture or a deferred transfer of shares if and when the conditions specified by the Board are met (“Unrestricted Stock”). The criteria for avoiding forfeiture of Restricted Stock, or receiving a deferred transfer of Unrestricted Stock, may be the completion of a period of continuous service on the Board, or satisfaction of specified performance goals, or a combination thereof.

6. Interpretation. The Board has the power to set, alter or change the rules, guidelines and regulations for the administration of the 2016 Director Plan, and to interpret the 2016 Director Plan, any awards under the 2016 Director Plan, and any and all guidelines, rules and regulations adopted pursuant to the 2016 Director Plan. Any determinations made by the Board will be conclusive and binding on all 2016 Director Plan participants and their beneficiaries.

7. Amendments. The Board may, from time to time, in its discretion, amend or supplement any provision of the 2016 Director Plan, in whole or in part; provided however, no amendment may be made to modify the requirements for eligibility for participation, to increase the number of shares of our Common Stock with respect to which awards may be granted under the 2016 Director Plan to permit re-pricing of Options or extend the term of the 2016 Director Plan unless approved by our stockholders. No amendment to the 2016 Director Plan may adversely affect the rights of participants in any material way with respect to outstanding awards without the consent of the affected participants.

8. Anti-Dilution. The number of shares with respect to which awards may be granted under the 2016 Director Plan, the number of shares of our Common Stock subject to any outstanding award, and the nature of the securities which may be issued under the 2016 Director Plan, in each case shall be adjusted as a result of stock splits, stock dividends, or other subdivisions or combinations of our Common Stock, or reorganizations, mergers, consolidations, dividends or reclassifications affecting us. In particular, in the event of our merger, liquidation or dissolution, or a sale of all or substantially all of our assets, the Compensation Committee has discretion to cancel or exchange outstanding awards for cash or other securities as described in more detail in Article 11 of the 2016 Director Plan.

9. Limits on Transfer. No right or interest of a participant in any award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company, or shall be subject to any lien, obligation, or liability of such participant to any other party other than the Company. No award is assignable or transferable by a participant other than by will or the laws of descent and distribution, except that the Board, in its discretion, may permit a participant to make a gratuitous transfer of an award to his or her spouse, lineal descendants, lineal ascendants, or a duly established trust for the benefit of one or more of these individuals.

10. Clawback. The 2016 Director Plan provides that any award under the 2016 Director Plan is subject to our ability to recoup or recover (i.e., clawback) any such award, Common Stock or other consideration previously granted pursuant to (i) any compensation recovery or recoupment policy to be adopted by us from time to time in the future, or (ii) any other applicable law, regulation or stock exchange rule.

Federal Tax Consequences of 2016 Director Plan

The following is a summary of the principal federal tax consequences of the 2016 Director Plan under the Code, based on laws and regulations in effect on the date of this Proxy Statement, which laws and regulations are subject to change, and does not purport to be a complete description of the federal tax aspects of the 2016 Director Plan.

A participant does not realize taxable income upon the award of an Option. The participant will realize ordinary compensation income at the time of exercise equal to the excess of the fair market value of the Common Stock at the time of exercise over the exercise price, and we will be entitled to a tax deduction for the same amount.

A participant does not realize taxable income upon the award of a SAR. The participant will realize ordinary compensation income upon the receipt of the cash or Common Stock resulting from the exercise of a SAR, and we will be entitled to a tax deduction for the same amount.

In general, a participant does not realize taxable income upon the award of Restricted Stock; the value of the Restricted Stock will be taxable to the participant as ordinary compensation income if and when the forfeiture restrictions lapse. However, a participant may make an election under Section 83(b) of the Code (“83(b) Election”) to be taxed on the value of the Restricted Stock at the time of the award.  If a participant makes an 83(b) Election, he or she will not be taxed on the Restricted Stock if and when the forfeiture restrictions lapse. A participant would make an 83(b) Election by filing a written statement with the IRS no later than 30 days after the date of the award of the Restricted Stock. A copy of that statement also must be given to us, and another copy must be attached to the participant’s income tax return for the year of the award.

A participant will realize ordinary compensation income upon the receipt of Unrestricted Stock equal to the value of the Unrestricted Stock at that time.

We will be entitled to a tax deduction attributable to Restricted Stock or Unrestricted Stock equal to the amount taxable to the participant, and at the time it is taxable to the participant. We will have the authority and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy federal, state, and local taxes required by law to be withheld with respect to any taxable event arising as a result of the 2016 Director Plan. A participant may elect to have us withhold from the Common Stock that would otherwise be received upon the exercise of any Option, a number of shares having a fair market value equal to the minimum statutory amount necessary to satisfy our applicable federal, state, local and foreign tax withholding obligations.

All awards under the 2016 Director Plan that are subject to Section 409A of the Code shall be structured to comply with Section 409A. Section 409A provides limitations on nonqualified deferred compensation. Section 409A contains rules affecting elections to defer compensation and the actual payment of the deferred compensation. For purposes of Section 409A, “deferred compensation” is defined in a very broad manner, and could include certain types of awards under the 2016 Director Plan, such as SARs, Restricted Stock and Unrestricted Stock. Award recipients could be subject to adverse federal income tax consequences to the extent that their awards do not comply with Section 409A.

Awards Under the 2016 Director Plan

As of April 30, 2020, all of our current non-employee Directors as a group have been awarded (i) an aggregate of 110,000 shares of Unrestricted and Restricted Stock and (ii) Options to purchase a total of 278,630 shares of our Common Stock at exercise prices ranging from $0.55 to $1.20 per share under the 2016 Director Plan. The vesting and exercisability of those Option awards is subject to continued service as a Director of Blonder. As disclosed above under “Directors’ Compensation,” in 2019, pursuant to the 2016 Director Plan, each of our non-employee Directors was awarded Options to purchase 20,000 shares of our Common Stock. The term of the Options is ten years from the grant date of the Option. This disclosure of shares subject to awards granted under the 2016 Director Plan excludes awards that have been cancelled or forfeited. Because additional awards under the 2016 Director Plan are at the discretion of the Board, the future benefits to be received by or allocated to any of the eligible participants, either individually or as a group, cannot be determined at this time.

Equity Compensation Plans

The following table provides certain summary information as of December 31, 2019 concerning our compensation plans (including individual compensation arrangements) under which shares of our Common Stock may be issued.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights (#)		Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights ($)	Awards of Restricted And Unrestricted Shares (#)	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In The First Column) (#)
Equity Compensation Plans Approved By Security Holders	3,403,928	(1)	$0.894	1,251,383	954,270	(2)
Equity Compensation Plans Not Approved By Security Holders	500,000		$0.974	–	–
Total	3,903,928			1,251,383	954,270

(1)	Includes shares of our Common Stock which may be issued upon the exercise of options or rights granted under (i) the 2005 Employee Plan, (ii) the 2016 Employee Plan, (iii) the 2005 Director Plan and (iv) the 2016 Director Plan (assuming stockholder approval of the proposal to increase the aggregate number of shares of common stock available for grants and awards under the 2016 Director Plan by 500,000).
(2)	Includes 63,913 and 878,154 shares of our Common Stock available for issuance as stock option grants, stock appreciation rights, restricted or unrestricted stock awards or performance based stock awards under the 2005 Employee Plan and the 2016 Employee Plan, respectively. Includes 833 and 11,370 shares of our Common Stock available for issuance as stock option grants, stock appreciation rights, or restricted or unrestricted stock awards under the 2005 Director Plan and 2016 Director Plan, respectively.

Recommendation of the Board of Directors

Our Board recommends that stockholders vote FOR approval of the amendment to the 2016 Director Equity Incentive Plan to increase the aggregate number of shares of common stock available for grants and awards by 500,000.

Proxies received by the Board will be voted FOR approval of the amendment to the 2016 Director Equity Incentive Plan to increase the aggregate number of shares of common stock available for grants and awards by 500,000 unless stockholders specify in their proxies a contrary choice.

PROPOSAL 3 – APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK
UPON CONVERSION OF CERTAIN CONVERTIBLE INDEBTEDNESS PURSUANT TO
THE REQUIREMENTS OF THE NYSE AMERICAN “PRIVATE PLACEMENT” RULE

Background of the Proposal; Reasons for Seeking Stockholder Approval

At the Annual Meeting, stockholders will be presented with a proposal to approve the issuance of shares of our Common Stock if and when the holders of certain outstanding indebtedness of the Company seek to convert the indebtedness into shares of Common Stock. The provisions of that indebtedness permit the holders to convert the indebtedness into shares of Common Stock under certain circumstances and on certain terms and also may be issued shares of our Common Stock in lieu of cash payments of interest on the indebtedness under certain circumstances, as described below. The terms of the indebtedness are included in the Senior Subordinated Convertible Loan and Security Agreement dated April 8, 2020 (as amended to date, the “Subordinated Loan Agreement”), and certain of the key terms of the Subordinated Loan Agreement are summarized below. We have filed a copy of the Subordinated Loan Agreement as an exhibit to our Current Report on Form 8-K, which was filed on April 9, 2020 (“Form 8-K”). We encourage you to read the Subordinated Loan Agreement in its entirety.

On April 8, 2020, we entered into the Subordinated Loan Agreement with Livewire Ventures, LLC (wholly-owned by Mr. Grauch, our President and Chief Executive Officer), MidAtlantic IRA, LLC FBO Steven L. Shea IRA, Carol M. Pallé and Robert J. Pallé, Anthony J. Bruno and Stephen K. Necessary, as lenders (collectively, the “Initial Lenders”) and Robert J. Pallé, as Agent for the Initial Lenders. Each of the Initial Lenders under the Subordinated Loan Agreement is a director or executive officer, or an affiliate of a director or executive officer, of the Company.

Pursuant to the Subordinated Loan Agreement, the Initial Lenders agreed to provide us with a term loan facility (the “Subordinated Loan Facility”). In connection with the execution of the Subordinated Loan Agreement, the Initial Lenders committed, in the aggregate, to provide $800,000 in loans and advanced $600,000 under the Subordinated Loan Facility at the time of closing, with the remaining $200,000 of the original commitment to be advanced at a later date. The terms of the Subordinated Loan Agreement permit additional loans of up to $700,000 to be made under the Subordinated Loan Facility up to a maximum aggregate amount of $1,500,000, subject to the agreement of the Company and those Lenders holding at least 75% of the aggregate of all outstanding loans under the Subordinated Loan Agreement. Neither the Initial Lenders nor any other persons are obligated to provide loans in excess of the original $800,000 commitment. Interest on loans under the Subordinated Loan Facility will accrue at 12% per annum, compounded monthly, and is payable monthly in-kind by the automatic increase of the principal amount of the loans on each monthly interest payment date, by the amount of the accrued interest payable at that time (“PIK Interest”). At our option (but subject to limitations that may be imposed by the Company’s senior secured lender), we may pay interest in cash on any interest payment date in lieu of PIK Interest. The Subordinated Loan Agreement has a three-year term, and the accreted principal balance of the loans made under the Subordinated Loan Facility (by virtue of the PIK Interest) plus any other accrued unpaid interest, is due and payable in full at maturity.

As of April 24, 2020, we entered into the First Amendment to Senior Subordinated Convertible Loan and Security Agreement (the “Amendment”) with the Initial Lenders and Porter Partners, L.P., Ronald V. Alterio and Bruce Evans and Kathryn Evans, JTWROS (the “Additional Lenders,” and, together with the Initial Lenders, the “Lenders”). The Amendment provides for the funding of an additional $200,000 under the Subordinated Loan Facility by the Additional Lenders, all of which has been advanced to the Company.

The Lenders have the option of converting the principal balance of the loan held by each of them, in whole (unless otherwise agreed by us), into shares of our Common Stock at a conversion price (i) with respect to the amounts advanced by the Initial Lenders, of $0.593 per share (determined based on the volume-weighted average trading price of our common stock on the NYSE American during the five trading days preceding April 8, 2020) and (ii), with respect to the amounts advanced by the Additional Lenders, of $0.55 per share. The conversion price will not increase or decrease based on changes in the market price of our Common Stock during the term of the Subordinated Loan Agreement. The conversion price will only be subject to adjustment if there are certain changes to our capitalization by reason of stock dividends, stock splits, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like. In order to comply with the Private Placement Rule, the Subordinated Loan Agreement caps the amount of shares of Common Stock the Lenders collectively may receive upon exercise of their conversion rights at 19.99% of our issued and outstanding Common Stock unless and until our stockholders approve this proposal.

We are submitting this proposal for stockholder approval in order to comply with certain provisions of the NYSE American’s rules applicable to us and to satisfy contractual obligations we have to the holders of the indebtedness under the Subordinated Loan Agreement. Our Common Stock is listed on the NYSE American, which makes us subject to a variety of rules and requirements set forth in the NYSE American Company Guide (the “Company Guide”). Section 713(a) of the Company Guide requires listed companies to obtain stockholder approval in connection with an issuance or potential issuance of shares equal to 20% or more of the outstanding common stock of a listed company for less than the greater of book or market value of the issuing company’s stock (the “Private Placement Rule”). Based on (i) the conversion terms of the indebtedness, as summarized above and as further set forth in the Subordinated Loan Agreement, (ii) the conversion price and (ii) our assumptions, for purposes of determining compliance with the Private Placement Rule, that (A) holders of the indebtedness will convert all of the outstanding indebtedness into shares of Common Stock and (B) we will pay interest due on the entire amount of the indebtedness in shares of our Common Stock rather than in cash, we believe that the number of shares of Common Stock issuable upon the full conversion of the indebtedness and receipt of shares issued as PIK Interest would equal 20% or more of our issued and outstanding shares. Because of the method used to determine the conversion price of the indebtedness, including the method that may be used in the event that we receive additional proceeds under the Subordinated Loan Agreement, the conversion price may be deemed to be a price less than market value of our Common Stock. As a result, we are seeking stockholder approval for purposes of complying with our obligations under Section 713(a).

As of April 30, 2020, the Lenders beneficially owned, in the aggregate, [●] shares of Common Stock, representing approximately [●]% of the issued and outstanding shares of Common Stock as of that date, excluding shares that may be acquired upon conversion of indebtedness under the Subordinated Loan Agreement. As of April 30, 2020, the Lenders had provided loans to us in an aggregate principal amount of $1,000,000 and PIK interest of $[●] had accrued on the principal amount loaned to us as of April 15, 2020]. If the Lenders were to immediately convert the principal amount outstanding as of April 30, 2020 (including the PIK interest) into shares of our Common Stock at the conversion price, they would receive an additional [●] shares of Common Stock.

As of April 30, 2020, the Lenders also held options to purchase up to an additional [1,121,131] shares of Common Stock that are exercisable within 60 days of April 30, 2020. If the Lenders were to immediately convert the principal amount outstanding as of April 30, 2020 (including the PIK interest) and also immediately exercise their options to purchase all [1,121,131] shares of Common Stock with respect to options that are exercisable within 60 days of April 30, 2020, the total shareholdings of all Lenders, including (i) shares acquired through the immediate conversion of the aggregate principal amount and receipt of PIK Interest (if any) and (ii) the immediate exercise of these options, would be [●] shares, represent approximately [●]% of the issued and outstanding shares of Common Stock.

If the $1,000,000 aggregate loan principal remains outstanding until the end of the three-year term of the Subordinated Loan Agreement, all of the outstanding indebtedness is then converted into shares of Common Stock and all of our interest payment obligations have been met through PIK Interest, the aggregate number of shares the Lenders would receive at April 8, 2023 would be [●], representing approximately [●]% of the issued and outstanding shares of Common Stock (calculated as of April 8, 2020). If the Lenders were also to exercise their options to purchase [●] shares of Common Stock, with respect to options that are exercisable within 60 days of April 30, 2020 and hold those shares through April 8, 2023, the total shareholdings of all Lenders, including shares acquired through (i) conversion of the aggregate principal amount, (ii) receipt of PIK Interest and (iii) the exercise of such options, would be [●] shares, represent approximately [●]% of the issued and outstanding shares of Common Stock (calculated as of April 8, 2020). Further issuances of shares pursuant to future grants of options, issuances of shares of stock (restricted or unrestricted) and/or restricted stock units between the date of the Subordinated Loan Agreement and its termination could increase the ownership of the Lenders, both individually and in the aggregate.

For purposes of the Private Placement Rule, approval of this proposal will constitute approval of the issuance of the maximum number of shares that we are obligated to issue to all of the Lenders under the Subordinated Loan Agreement pursuant to the conversion rights of the Lenders, including any Lenders providing additional advances under the Subordinated Loan Agreement. Under the terms of the Subordinated Loan Agreement, we have agreed to submit this proposal for stockholder approval at the Annual Meeting.

We are submitting this proposal in addition to Proposal 4, which seeks stockholder approval of issuance of shares of our Common Stock pursuant to the Subordinated Loan Agreement under the NYSE American’s “Change of Control” rule.

Certain Consequences if the Proposal is Approved

If this proposal is approved by our stockholders, the Lenders will be able, at their option, to convert the indebtedness into shares of Common Stock on the terms described above for an aggregate number of shares that may be received by the Lenders upon conversion and their receipt of PIK Interest as described above. The ownership percentage amounts indicated are based on the number of shares of Common Stock outstanding as of April 8, 2020, the initial date of the Subordinated Loan Agreement. Changes in the number of shares of Common Stock (through additional issuances of shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock, stock buybacks and other events, if any) between April 8, 2020 and the time at which indebtedness is converted and/or PIK Interest has been paid may change the percentages, as well as any changes in ownership by Lenders resulting from the award of additional compensation in the form of equity (options, restricted stock or otherwise).

The effects of conversion will be to substantially dilute the ownership of existing stockholders and give the Lenders significant additional influence over us, particularly with respect to matters requiring a vote of stockholders, including the election of directors, changes to our certificate of incorporation and mergers or similar combination transactions. If the maximum number of shares issuable to the Lenders are issued to them on conversion of the indebtedness at April 8, 2023 and all payments of interest throughout the full term of the indebtedness are made as PIK Interest, our executive officers and directors as a group would own, in the aggregate, [●] shares, representing approximately [●]% of the issued and outstanding shares of Common Stock (based on the number of shares of Common Stock issued and outstanding as of April 8, 2020).

Certain Consequences if the Proposal is Not Approved

If this proposal is not approved by the stockholders, the Lenders will not be prohibited from converting the indebtedness into shares of Common Stock and/or receiving PIK Interest, but will be limited in the aggregate amount of shares of Common Stock they may receive upon conversion and in PIK Interest. The Loan Agreement provides that if stockholder approval is not obtained, the Lenders will only be able to receive an aggregate amount of shares of Common Stock on conversion and as PIK Interest in an amount that would not cause the issuance of an amount of shares that would represent 20% or more of the issued and outstanding Common Stock.

Recommendation of the Board of Directors

Our Board of Directors recommends that stockholders vote FOR approval of the issuance of the maximum number of shares of our Common Stock that may be issuable in connection with conversion by the Lenders of and receipt of PIK Interest under the Loan Agreement. Members of our Board of Directors that are Affiliated Lenders abstained from voting to approve the Loan Agreement and related transactions and, as such, this recommendation is being made by the members of the Board of Directors that do not have a personal interest in the outcome of this matter.

Proxies received by the Board of Directors will be voted FOR approval of the issuance of the maximum number of shares of our Common Stock issuable in connection with conversion and receipt of PIK Interest by the Lenders under the Loan Agreement, unless stockholders specify in their proxies a contrary choice.

PROPOSAL 4 – APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK
UPON CONVERSION OF CERTAIN CONVERTIBLE INDEBTEDNESS PURSUANT TO
THE REQUIREMENTS OF THE NYSE AMERICAN “CHANGE OF CONTROL” RULE

Background of the Proposal; Reasons for Seeking Stockholder Approval

At the Annual Meeting, stockholders will be presented with a proposal to approve the issuance of shares of our Common Stock if and when the holders of certain outstanding indebtedness of the Company seek to convert the indebtedness into shares of Common Stock pursuant to the Subordinated Loan Agreement, the terms of which are described above in Proposal 3. The provisions of that indebtedness permit the Lenders under the Subordinated Note Agreement to convert the indebtedness into shares of Common Stock under certain circumstances and on certain terms and also may be issued shares as PIK Interest. We are submitting this Proposal 4 in addition to Proposal 3, which seeks stockholder approval under the NYSE American’s Private Placement Rule.

We are submitting this proposal for stockholder approval in order to comply with certain provisions of the NYSE American’s rules applicable to us and to satisfy contractual obligations we have to the holders of the indebtedness under the Subordinated Loan Agreement. As discussed with respect to Proposal 3, because our Common Stock is listed on the NYSE American, we are subject to a variety of rules and requirements set forth in the Company Guide. Section 713(b) of the Company Guide requires listed companies to obtain stockholder approval in connection with an issuance or potential issuance of shares that could result in a change of control of a NYSE American-listed company (the “Change of Control Rule”). We believe that the conversion of the indebtedness, if it were to take place, would result in the issuance of a sufficient number of shares of Common Stock that, when combined with the current shareholdings of certain of the holders of the indebtedness under the Subordinated Loan Agreement, could be deemed to be a “change of control” for purposes of the Change of Control Rule. As a result, we are seeking stockholder approval for purposes of complying with our obligations under Section 713(b).

As of April 15, 2020, Robert J. Pallé and Carol M. Pallé (the “Significant Stockholders”) beneficially owned, in the aggregate, 2,738,473 shares of Common Stock, representing approximately 28.04% of the issued and outstanding shares of Common Stock as of that date, excluding any shares of Common Stock that may be issuable to them upon exercise of their conversion rights under the Subordinated Loan Agreement. In addition, as of such date, the Significant Stockholders held options to purchase up to an additional 762,501 shares of Common Stock that are exercisable within 60 days of April 15, 2020. As of April 15, 2020, the Significant Stockholders had provided loans to us in an aggregate principal amount of $300,000 and PIK interest of $690 had accrued on the outstanding principal amount. If the Significant Stockholders were to immediately convert the current principal balance of the indebtedness held by them (including the PIK interest) into shares of Common Stock at the conversion price, and assuming no conversion of the indebtedness by any other Lender, the Significant Stockholders would receive 507,066 additional shares of Common Stock, and the total shareholdings of the Significant Stockholders would represent approximately 31.60% of the issued and outstanding shares of Common Stock, calculated as of April 15, 2020. If the Significant Stockholders were also to immediately exercise their options to purchase 762,501 shares of Common Stock, under options that are exercisable within 60 days of April 15, 2020, and again assuming no conversion of the indebtedness by any other Lender, their total shareholdings would represent approximately 36.32% of the issued and outstanding shares of Common Stock, calculated as of April 15, 2020.

If the $300,000 aggregate principal held by the Significant Stockholders as of April 15, 2020 remains outstanding until the end of the three-year term of the Subordinated Loan Agreement, all of the outstanding indebtedness held by the Significant Stockholders is then converted into shares of Common Stock and all of our interest payment obligations have been met through PIK Interest, and assuming no conversion of the indebtedness by any other Lender, the total shareholdings of the Significant Stockholders would represent approximately 33.00% of the issued and outstanding shares of Common Stock, calculated as of April 15, 2020. In addition, if the Significant Stockholders were also to exercise their options to purchase 762,501 shares of Common Stock, under options that are exercisable within 60 days of April 15, 2020, and again assuming no conversion of the indebtedness by any other Lender, the total shareholdings of the Significant Stockholders would represent approximately 37.55% of the issued and outstanding shares of Common Stock, calculated as of April 15, 2020.

Although the Change of Control Rule does not specify a percentage threshold for determining when a change of control has occurred or might occur, we believe that the potential increase in the ownership of the Significant Stockholders would likely be considered to be a “change of control” for purposes of the Change of Control Rule. These conversion rights are subject to stockholder approval as required by NYSE American rules, and we have agreed in the Loan Agreement to submit this proposal for stockholder approval at this Annual Meeting.

Certain Consequences if the Proposal is Approved

If this proposal is approved by the stockholders, the Significant Stockholders will be able, at their option, to convert up to the entire amount of the indebtedness they hold under the Loan Agreement into shares of our Common Stock and also receive shares of our Common Stock as PIK Interest. This also assumes that Proposal 3 has been approved by stockholders, such that the limitations on conversion under the Private Placement Rule would not limit the conversion rights of the Significant Stockholders. The number of shares into which the Significant Stockholders could convert the indebtedness held by them (including the PIK interest) and their potential percentage ownership of our Common Stock is described in further detail above.

The effects of conversion will be to substantially dilute the ownership of existing stockholders and give the Significant Shareholders significant additional influence over us, particularly with respect to matters requiring a vote of stockholders, including the election of directors, changes to our certificate of incorporation and mergers or similar combination transactions.

Certain Consequences if the Proposal is Not Approved

If this proposal is not approved by the stockholders, the Significant Stockholders will be limited in their right to convert to the extent that any such conversion would be deemed to result in a “change of control” for purposes of Section 713(b) of the Company Guide. The Loan Agreement provides that if stockholder approval is not obtained, the Significant Stockholders will only be able to receive an aggregate amount of shares of Common Stock on conversion and as PIK Interest in an amount that would not cause the issuance of an amount of shares that would constitute a “change of control” for purposes of Section 713(b) of the Company Guide.

Recommendation of the Board of Directors

Our Board of Directors recommends that stockholders vote FOR approval of the issuance of the maximum number of shares of our Common Stock that may be issuable to the Significant Stockholders in connection with conversion by them of outstanding indebtedness and receipt of PIK Interest under the Subordinated Loan Agreement. Mr. Pallé abstained from voting to approve the Subordinated Loan Agreement and related transactions and, as such, this recommendation is being made by the members of the Board of Directors that do not have a personal interest in the outcome of this matter.

Proxies received by the Board of Directors will be voted FOR approval of the issuance of the maximum number of shares of our Common Stock that may be issuable to the Significant Stockholders in connection with conversion by them of outstanding indebtedness and receipt of PIK Interest under the Subordinated Loan Agreement, unless stockholders specify in their proxies a contrary choice.

PROPOSAL 5 – RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Marcum LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Marcum LLP has been our independent registered public accounting firm since October 24, 2005. We have been advised by Marcum LLP that neither it nor any member thereof has any financial interest, direct or indirect, in us or any of our subsidiaries, in any capacity. One or more representatives of Marcum LLP is expected to be present at this year’s Annual Meeting of Stockholders and will have the opportunity to make a statement if he or she desires to do so and to answer appropriate questions from stockholders.

Although the submission of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 to a vote of our stockholders is not required by our Bylaws, the Board is submitting it to stockholders to ascertain their views. If our stockholders do not ratify the appointment, we will not be bound to seek another independent registered public accounting firm for 2020, but the selection of another independent registered public accounting firm will be considered in future years.

Audit and Other Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees billed by Marcum LLP for professional services rendered for the years ended December 31, 2019 and December 31, 2018.

Services Rendered	2019	2018
Audit Fees	$238,055	$233,247
Audit-Related Fees	33,400	33,000
Tax Fees	29,000	26,000
All Other Fees	–	–

Total Fees	$300,455	$292,247

Audit Fees

The audit fees for fiscal years 2019 and 2018 were billed or expected to be billed for professional services rendered by Marcum LLP for the audit of our annual financial statements, the audit of our internal controls over financial reporting, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, and assistance with earnings announcements furnished by us in our Current Reports on Form 8-K.

Audit-Related Fees

The audit-related fees for fiscal years 2019 and 2018 consisted principally of audits of our pension and 401(k) plans.

Tax Fees

Tax fees for fiscal years 2019 and 2018 consisted principally of preparing our U.S. federal and state income tax returns.

Our Audit Committee has reviewed the non-audit services currently provided by our independent registered public accounting firm during 2019 and 2018 and has considered whether the provision of such services is compatible with maintaining the independence of such independent registered public accounting firm in performing its audit services. Based on such review and consideration, the Audit Committee has determined that the provision of such non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

Pre-Approval Policy for Services by Independent Registered Public Accounting Firm

Our Audit Committee has implemented pre-approval policies and procedures for the engagement of our independent registered public accounting firm for both audit and permissible non-audit services. Under these policies and procedures, all services provided by the independent registered public accounting firm must either (i) be approved by our Audit Committee prior to the commencement of the services, (ii) relate to assisting us with tax audits and appeals before a taxing authority or be services associated with periodic reports or registration statements filed by us with the SEC, all of which services are pre-approved by our Audit Committee, or (iii) be a de minimis non-audit service (as described in Rule 2-01(c)(7)(i)(C) of the SEC’s Regulation S-X) that does not have to be pre-approved as long as management promptly notifies our Audit Committee of such service and our Audit Committee approves it prior to the service being completed. Within these parameters, our Audit Committee annually approves the scope and fees payable for the year end audit, statutory audits and employee benefit plans audits to be performed by the independent registered public accounting firm for the next fiscal year. Our Audit Committee also may delegate pre-approval authority for permissible non-audit services to the Audit Committee’s Chairman. Any approvals of non-audit services made by our Audit Committee’s Chairman are then reported by him at the next Audit Committee meeting. All of the services provided by our independent registered public accounting firm during fiscal year 2019 and fiscal year 2018 were approved in accordance with our pre-approval policies and procedures. None of the services were approved pursuant to Rule 2-01(c)(7)(i)(C) of the SEC’s Regulation S-X.

Recommendation of the Board of Directors

Our Board recommends that stockholders vote FOR the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the 2020 fiscal year.

Proxies received by the Board will be voted FOR the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the 2020 fiscal year unless stockholders specify in their proxies a contrary choice.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 8, 2020, we entered into the Subordinated Loan Agreement with the Initial Lenders, comprising Livewire Ventures, LLC, MidAtlantic IRA, LLC FBO Steven L. Shea IRA, Carol M. Pallé and Robert J. Pallé, Anthony J. Bruno and Stephen K. Necessary and the Agent. As of April 24, 2020, we entered into the Amendment to the Subordinated Loan Agreement with the Initial Lenders, the Agent and the Additional Lenders, comprising Porter Partners, L.P., Ronald V. Alterio and Bruce Evans and Kathryn Evans, JTWROS.

Livewire Ventures, LLC is wholly-owned by Mr. Grauch, our President and Chief Executive Officer, MidAtlantic IRA, LLC FBO Steven L. Shea IRA is affiliated with Mr. Shea, the Chairman of our Board, Mr. Pallé is one of our directors and our former Chief Executive Officer, Messrs. Bruno and Necessary are directors, and Mr. Alterio is our Senior Vice President-Engineering, Chief Technology Officer.

Pursuant to the Subordinated Loan Agreement, the Initial Lenders agreed to provide us with a Subordinated Loan Facility. In connection with the execution of the Subordinated Loan Agreement, the Initial Lenders committed, in the aggregate, to provide $800,000 in loans. In connection with the execution of the Subordinated Loan Agreement, the Initial Lenders advanced $600,000 under the Subordinated Loan Facility, with the remaining $200,000 of the original commitment to be advanced at a later date. The terms of the Subordinated Loan Agreement permit additional loans of up to $700,000 to be made under the Subordinated Loan Facility up to a maximum aggregate amount of $1,500,000, subject to the agreement of the Company and those Lenders holding at least 75% of the aggregate of all outstanding loans under the Subordinated Loan Agreement. Neither the Initial Lenders nor any other persons are obligated to provide loans in excess of the original $800,000 commitment. Interest on loans under the Subordinated Loan Facility will accrue at 12% per annum, compounded monthly, and is payable monthly in-kind by the automatic increase of the principal amount of the loans on each monthly interest payment date, by the amount of the accrued interest payable at that time (“PIK Interest”). At our option (but subject to limitations that may be imposed by the Company’s senior secured lender), we may pay interest in cash on any interest payment date in lieu of the PIK Interest. The Subordinated Loan Agreement has a three-year term, and the accreted principal balance of the loans made under the Subordinated Loan Facility (by virtue of the PIK Interest) plus any other accrued unpaid interest, is due and payable in full at maturity. The Amendment provides for the funding of an additional $200,000 under the Subordinated Loan Facility by the Additional Lenders, all of which has been advanced to the Company.

The Lenders have the option of converting the principal balance of the loan held by each of them, in whole (unless otherwise agreed by us), into shares of our Common Stock at a conversion price (i) with respect to the amounts advanced by the Initial Lenders, of $0.593 per share (determined based on the volume-weighted average trading price of our common stock on the NYSE American during the five trading days preceding April 8, 2020) and (ii), with respect to the amounts advanced by the Additional Lenders, of $0.55 per share. The conversion right is restricted to an aggregate amount of shares of common stock that would not result in our non-compliance with NYSE American rules requiring stockholder approval of issuances or potential issuances of shares in excess of the percentage limits specified therein or in an amount that may be deemed to constitute a change of control under such rules. These restrictions will terminate if the requisite stockholder approval is obtained, and Proposal 3 and Proposal 4, discussed elsewhere in this Proxy Statement describe the stockholder approval required. The Subordinated Loan Agreement and transactions contemplated thereby were approved by the members of the Board who are not parties to, and have no personal interest in, the Subordinated Loan Agreement and related transactions.

One of our Directors, Gary P. Scharmett, is a partner at the law firm of Stradley Ronon Stevens & Young, LLP, which serves as our outside counsel. For the 2019 and 2018 fiscal years, we were billed fees for legal services by this firm in the aggregate amount of $483,398 and $752,300, respectively. Mr. Scharmett’s interest in these fees arises from his minority ownership interest as a partner at this firm. In the Company’s opinion, the terms of such services were substantially equivalent to those which would have been obtained from unaffiliated parties.

The Company has a Code of Ethics (the “Ethics Code”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Ethics Code is available on our website at www.blondertongue.com. We intend to satisfy the disclosure requirements of Form 8-K with respect to any waivers of or amendments to the Ethics Code with respect to certain officers by posting such disclosures on our website at www.blondertongue.com. We may, however, elect to disclose any such amendment or waiver in a Current Report on Form 8-K filed with the SEC in addition to or in lieu of the website disclosure. The information on, or that can be accessed through our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings that we make with the SEC.

Delinquent SECTION 16(a) reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers, and persons who are the beneficial owners of more than ten percent of our Common Stock (collectively, “Reporting Persons”), to file with the SEC, initial reports of ownership and reports of changes in ownership of Common Stock.

Based solely on a review of the Section 16(a) reports filed with the SEC and written representations from the Reporting Persons to us, the Company believes that each person who was a Reporting Person during 2019 timely filed the reports required by Section 16(a) of the Exchange Act during 2019, except: (i) Ronald V. Alterio filed a late Form 4 on May 31, 2019 reporting a purchase of 5,000 shares of Common Stock, (ii) Edward R. Grauch filed a late Form 4 on July 11, 2019 reporting the acquisition of 326 shares of Common Stock under the Company’s Executive Stock Purchase Plan, (iii) Stephen K. Necessary filed a late Form 4 on May 22, 2019 reporting the acquisition of 6,477 shares of Common Stock and a late Form 4 on June 25, 2019 reporting the acquisition of 6,477 shares of Common Stock, in each instance under the Company’s Amended and Restated Director Stock Purchase Plan, (iv) Jeffrey Smith filed a late Form 4 on December 12, 2019 reporting separate sales of 754 shares, 408 shares, 400 shares and 6,722 shares and (v) James H. Williams filed a late Form 4 on April 18, 2019 reporting the acquisition of 125,193 shares of Common Stock pursuant to the conversion of convertible indebtedness.

STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in the 2021 Proxy Statement

Any stockholder who, in accordance with Exchange Act Rule 14a-8, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with our 2020 annual meeting of stockholders must submit the proposal so that it is received by our Chief Financial Officer at our principal executive office, One Jake Brown Road, Old Bridge, New Jersey 08857, on or before January 12, 2021 and must comply in all other respects with applicable SEC rules, including Securities Exchange Act Rule 14a-8. If the date of the 2021 annual meeting is changed by more than 30 days from the date of the 2020 annual meeting, then the deadline for receipt of the proposal would be a reasonable time before we begin to print and send our proxy materials.

Director Nominations for the 2021 Annual Meeting

Our Bylaws require advanced notice of any stockholder proposal for nomination of candidates for election as a Director. To be properly made, any stockholder proposal for nomination of candidates for election as a Director must meet the timing, procedural and substantive requirements provided in our Bylaws. Any proposal must be delivered to our Corporate Secretary at our principal executive office, One Jake Brown Road, Old Bridge, New Jersey 08857. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not less than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. The notice must also provide the information specified in our Bylaws, and we may require that any nominee furnish such other information as may reasonably be required for the Company to determine the eligibility of such proposed nominee to serve as Director.

Other Proposals for 2020 Annual Meeting

Our Bylaws also require advanced notice of any stockholder proposal for business to be proposed for action at our annual meetings other than nomination of candidates for elections as a Director. Notice of any such stockholder proposal must be received by our Corporate Secretary at our principal executive office, One Jake Brown Road, Old Bridge, New Jersey 08857 not less than 60 days before the date on which we first sent our proxy materials for our annual meeting of stockholders for the previous year; provided, however, that if during the prior year we did not hold an annual meeting, or if the date of the meeting has changed more than 30 days from the prior year, then notice must be delivered to, or mailed and received, not less than 60 days before the date on which we publicly announced as the date we expect to first send proxy materials for the annual meeting of stockholders for the current year. In addition to meeting the submission deadline, the stockholder must also have complied with all applicable procedural and substantive requirements set forth in our Bylaws.

ANNUAL REPORT ON FORM 10-K

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019 ACCOMPANIES THIS PROXY STATEMENT. WE WILL FURNISH TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST, ANY EXHIBIT DESCRIBED IN THE LIST OF EXHIBITS INCLUDED IN THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO OUR FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO OUR CHIEF FINANCIAL OFFICER AT OUR PRINCIPAL ADDRESS AS SHOWN ON THE COVER PAGE OF THIS PROXY STATEMENT.

By Order of the Board of Directors

Eric Skolnik
Secretary

Date: May 11, 2020

Old Bridge, New Jersey

APPENDIX A

AMENDMENT No. 1
to

BLONDER TONGUE LABORATORIES, INC.

2016 DIRECTOR EQUITY INCENTIVE PLAN

This Amendment No. 1 (“Amendment”) to Blonder Tongue Laboratories, Inc. 2016 Director Equity Incentive Plan (the “Plan”) has been adopted and approved by the Board of Directors on January 23, 2020, with the effectiveness of the Amendment subject to the approval by the stockholders at the next Annual Meeting of Stockholders by the affirmative vote of the holders of a majority of the shares of common stock having voting power present in person or by proxy at such Annual Meeting.

By this Amendment, the original text of Section 5.1 (NUMBER OF SHARES) of Article 5 (SHARES SUBJECT TO THE PLAN) of the Plan is hereby removed and replaced in its entirety by the following:

“5.1 NUMBER OF SHARES. Nine Hundred Thousand (900,000) shares of Stock shall be available for Awards on and after the Effective Date; provided, however, each Award shall be conditioned upon the approval of the Plan by the stockholders of the Company. The number of shares set forth in this Section 5.1 shall be subject to adjustment as provided in Section 11.1.”

All other provisions of the Plan shall remain unchanged and in full force and effect.

+++++++++++++++++++++++++++++++++++

BLONDER TONGUE LABORATORIES, INC.

One Jake Brown Road

Old Bridge, NJ 08857

PROXY CARD FOR ANNUAL MEETING OF STOCKHOLDERS

JUNE 11, 2020

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Eric Skolnik and Edward R. Grauch, and either of them (with full power to act alone), as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to vote, as designated on this Proxy Card, all shares of Common Stock of Blonder Tongue Laboratories, Inc. held of record by the undersigned on the record date of April 15, 2020, at the Annual Meeting of Stockholders to be held on June 11, 2020 and at any postponements or adjournments thereof, all as in accordance with the Notice of Annual Meeting of Stockholders and Proxy Statement furnished with this Proxy.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

BLONDER TONGUE LABORATORIES, INC.

June 11, 2020

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on June 11, 2020

The Proxy Statement and Annual Report to Stockholders are available at:

http://www.astproxyportal.com/ast/07796

Please sign, date and mail

your Proxy Card in the

envelope provided as soon

as possible.

  â   Please detach along perforated line and mail in the envelope provided.  â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3, 4 AND 5. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

1.	Election of three Class I Directors to hold office until the 2023 Annual Meeting of Stockholders.				FOR	AGAINST	ABSTAIN

	☐ FOR ALL NOMINEES	NOMINEES:	2.	Approval of an amendment to the 2016 Director Equity Incentive Plan to increase the number of available shares by 500,000.	☐	☐	☐

	☐ WITHHOLD AUTHORITY	¡ Anthony J. Bruno	3.	Approval of the issuance of common stock upon conversion of certain convertible indebtedness pursuant to NYSE American “Private Placement” Rule.	☐	☐	☐

	FOR ALL NOMINEES	¡ Stephen K. Necessary	4.	Approval of the issuance of common stock upon conversion of certain convertible indebtedness, pursuant to NYSE American “Change of Control” Rule.	☐	☐	☐
	☐ FOR ALL EXCEPT	¡ Steven L. Shea
	(See Instruction below)		5.	Proposal to ratify the appointment of Marcum LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: ●	This Proxy when properly executed will be voted in the manner directed by the stockholder. If no direction is made on this Proxy Card, this Proxy will be voted FOR the election of all nominees to serve as Class I Directors and FOR Proposals 2, 3, 4 and 5.

	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting and at any postponements or adjournments thereof.

	To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted using this method. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.